Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
dated as of December 2, 2005
by and among
RSA Security Inc.
(“Acquiror”),
Powder Acquisition Corporation
(“Merger Sub”)
and
Cyota, Inc.
(the “Company”)
and
Andrew Zalasin
(“Stockholders’ Representative”)

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		- 1 -

SECTION 1.1	Certain Definitions	- 1 -
SECTION 1.2	Certain Additional Definitions	- 8 -

ARTICLE II THE MERGER		- 12 -

SECTION 2.1	The Merger	- 12 -
SECTION 2.2	Closing	- 12 -
SECTION 2.3	Filing of Merger Documents; Effective Time	- 12 -
SECTION 2.4	Effects of the Merger	- 12 -
SECTION 2.5	Certificate of Incorporation and Bylaws; Directors and Officers	- 12 -
SECTION 2.6	Conversion of Stock	- 13 -
SECTION 2.7	Assumption of Company Options	- 13 -
SECTION 2.8	Cancellation of Company Warrants	- 14 -
SECTION 2.9	Dissenting Shares	- 15 -
SECTION 2.10	Adjustments Before and After the Closing	- 15 -
SECTION 2.11	Payments on Account of Adjustments	- 18 -

ARTICLE III EXCHANGE OF CERTIFICATES; PAYMENT OF ESCROW FUND		- 18 -

SECTION 3.1	Exchange of Shares	- 18 -
SECTION 3.2	Escrow Fund	- 19 -
SECTION 3.3	No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books	- 20 -
SECTION 3.4	Further Assurances	- 20 -
SECTION 3.5	Withholding Taxes	- 20 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 20 -

SECTION 4.1	Authority	- 21 -
SECTION 4.2	Organization	- 21 -
SECTION 4.3	Company Capital Stock	- 22 -
SECTION 4.4	Company Subsidiaries	- 24 -
SECTION 4.5	Conflicts and Consents	- 25 -
SECTION 4.6	Governmental Consents, Approvals, Etc.	- 25 -
SECTION 4.7	Financial Statements; Undisclosed Liabilities	- 25 -
SECTION 4.8	Certain Changes or Events	- 26 -
SECTION 4.9	Taxes	- 28 -
SECTION 4.10	Litigation and Governmental Orders	- 30 -
SECTION 4.11	Compliance with Laws	- 30 -
SECTION 4.12	Permits	- 30 -
SECTION 4.13	Tangible Property	- 31 -
SECTION 4.14	Intellectual Property	- 31 -

i

Page
SECTION 4.15	Certain Contracts	- 34 -
SECTION 4.16	Employee Benefit Matters	- 36 -
SECTION 4.17	Labor Matters	- 39 -
SECTION 4.18	Privacy and Data Security	- 41 -
SECTION 4.19	Insurance	- 41 -
SECTION 4.20	Voting Required	- 41 -
SECTION 4.21	Brokers	- 41 -
SECTION 4.22	Affiliate Transactions	- 42 -
SECTION 4.23	Owned Real Property	- 42 -
SECTION 4.24	Real Property Leases	- 42 -
SECTION 4.25	Environmental Matters	- 43 -
SECTION 4.26	Accounts Receivable	- 44 -
SECTION 4.27	Customers and Suppliers	- 44 -
SECTION 4.28	Powers of Attorney	- 44 -
SECTION 4.29	Warranties	- 44 -
SECTION 4.30	Books and Records	- 45 -
SECTION 4.31	Prepayments, Prebilled Invoices and Deposits	- 45 -
SECTION 4.32	Controls and Procedures	- 45 -
SECTION 4.33	Certain Payments; Export Law Compliance	- 46 -
SECTION 4.34	Government Grants	- 46 -
SECTION 4.35	Disclosure	- 46 -

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		- 46 -

SECTION 5.1	Authority	- 47 -
SECTION 5.2	Organization	- 47 -
SECTION 5.3	Governmental Conflicts and Consents	- 47 -
SECTION 5.4	Consents, Approvals, Etc.	- 48 -
SECTION 5.5	Litigation and Governmental Orders	- 48 -
SECTION 5.6	Brokers	- 48 -
SECTION 5.7	Ownership of Merger Sub; No Prior Activities	- 48 -
SECTION 5.8	Financing	- 48 -

ARTICLE VI ADDITIONAL AGREEMENTS		- 48 -

SECTION 6.1	Conduct of the Company Prior to the Effective Time	- 48 -
SECTION 6.2	Access to Information	- 51 -
SECTION 6.3	Confidentiality	- 52 -
SECTION 6.4	Efforts; Consents; Regulatory and Other Authorizations	- 52 -
SECTION 6.5	Stockholder Approval	- 53 -
SECTION 6.6	Further Action	- 54 -
SECTION 6.7	No Solicitation	- 54 -
SECTION 6.8	Notification of Certain Matters	- 55 -
SECTION 6.9	Specific Performance	- 56 -
SECTION 6.10	Tax Matters	- 56 -
SECTION 6.11	Israeli Tax Ruling	- 57 -

ii

Page
SECTION 6.12	Officer and Director Indemnification and Insurance	- 58 -
SECTION 6.13	Acquiror Retention Program	- 58 -
SECTION 6.14	FIRPTA	- 58 -
SECTION 6.15	List of Non-Audit Services	- 59 -
SECTION 6.16	Acceleration of Company Options	- 59 -
SECTION 6.17	Benefits to Continuing Employees; Service Credit	- 59 -
SECTION 6.18	Employment Letters	- 60 -
SECTION 6.19	Tangible Assets	- 60 -
SECTION 6.20	Permit Application	- 60 -

ARTICLE VII INDEMNIFICATION		- 60 -

SECTION 7.1	Indemnification by the Sellers	- 60 -
SECTION 7.2	Indemnification by the Acquiror	- 61 -
SECTION 7.3	Limitations	- 61 -
SECTION 7.4	Escrow Fund and Indemnification Procedures	- 63 -

ARTICLE VIII CONDITIONS TO CLOSING		- 66 -

SECTION 8.1	Conditions to Obligations of the Company	- 66 -
SECTION 8.2	Conditions to Obligations of Acquiror and Merger Sub	- 67 -

ARTICLE IX TERMINATION		- 69 -

SECTION 9.1	Termination	- 69 -
SECTION 9.2	Effect of Termination	- 69 -

ARTICLE X GENERAL PROVISIONS		- 70 -

SECTION 10.1	Survival of Representations, Warranties and Covenants	- 70 -
SECTION 10.2	Expenses	- 70 -
SECTION 10.3	Notices	- 70 -
SECTION 10.4	Public Announcements	- 71 -
SECTION 10.5	Interpretation	- 71 -
SECTION 10.6	Severability	- 72 -
SECTION 10.7	Entire Agreement	- 72 -
SECTION 10.8	Assignment	- 72 -
SECTION 10.9	No Third Party Beneficiaries	- 72 -
SECTION 10.10	Waivers and Amendments	- 73 -
SECTION 10.11	Governing Law; Consent to Jurisdiction	- 73 -
SECTION 10.12	WAIVER OF JURY TRIAL	- 74 -
SECTION 10.13	Designation of the Stockholders’ Representative	- 74 -
SECTION 10.14	Counterparts	- 75 -

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 2, 2005 by and among RSA Security Inc. (“Acquiror”), Powder Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Cyota, Inc., a Delaware corporation (the “Company”), and, solely with respect to Sections 2.10, 3.2 and 6.10 and Articles VII and XI hereof, Andrew Zalasin in his capacity as the Stockholders’ Representative (as defined herein).
W I T N E S S E T H:
     WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of the Company’s common stock, par value $0.002 per share (the “Company Common Stock”), Series A Convertible Preferred Stock, par value $.002 per share (the “Series A Preferred Stock”), and Series B Convertible Preferred Stock, par value $.002 per share (the “Series B Preferred Stock”, and collectively with the Company Common Stock and the Series A Preferred Stock, the “Company Capital Stock”), in each such case which are issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3), other than shares of Common Stock owned or held directly or indirectly by Acquiror or the Company and other than Dissenting Shares (as defined in Section 2.9), shall be converted into the right to receive the consideration set forth in this Agreement; and
     WHEREAS, pursuant to the terms and conditions of this Agreement, all the Company Options (as defined in Section 1.1), whether vested or unvested, shall be assumed by the Acquiror and all Warrants (as defined in Section 1.1) shall be canceled to the extent not exercised prior to the Effective Time; and
     WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     “AAA” means the American Arbitration Association.
     “Acquiror Common Stock” means the shares of common stock, $.01 par value per share, of the Acquiror.
     “Action” means any claim, complaint, charge, action, suit, petition or proceeding, arbitral action, governmental inquiry, criminal prosecution, administrative proceeding or other similar investigation.
     “Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
     “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group under state, local or foreign tax law) of which the Company or any of its Affiliates is or has been a member.
     “Base Purchase Price” means $136,000,000.
     “Business” means the business of the Company, including as conducted through the Company Parties, as of or prior to the Closing.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.
     “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Closing Balance Sheet” means the consolidated balance sheet of the Company as of the Closing Date prepared in accordance with the provisions of Section 2.10 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
     “Company Employee” means an employee of any one or more of the Company Parties.
     “Company Option Plan” means any stock option plan or other stock or equity related plan of the Company including, without limitation, the Company’s Stock Option Plan and the Cyota, Inc. 2003 Israeli Share Option Plan, which was merged therein pursuant to resolutions of the Company’s Board of Directors, adopted in January 2005.
     “Company Options” means options to acquire shares of Company Capital Stock, including without limitation options granted (a) pursuant to the Company Option Plan or (b) in substitution for options to purchase Common Stock of Auripay, Inc. pursuant to and in accordance with the terms of that certain Agreement and Plan of Merger, dated as of July 12, 2001, by and among Auripay, Inc., the Company and Auripay Acquisition Co.
     “Company Parties” shall mean, collectively, the Company and each of its Subsidiaries, with each of them being referred to herein individually as a “Company Party.”
     “Confidentiality Agreement” means the letter agreement between Acquiror and the Company dated as of November 8, 2005.
     “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, obligation, commitment or other similar arrangement, whether written or oral.
     “Controlling Party” means the party controlling the defense of any Proceeding.
     “Conversion Ratio” means the result obtained by dividing (a) the Preliminary Base Purchase Price by (b) the Fully Diluted Common Stock Number, and dividing such amount by (c) the average of the last reported sale prices per share of the Acquiror Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.
     “Debt” means with respect to any Person at any date, without duplication: (a) all amounts owed (including unpaid interest thereon) in respect of borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit other than the standby letters of credit issued as security for the Company’s leased premises (whether or not drawn) and bankers acceptances issued for the account of such Person; and (d) all guarantees of such Person in connection with any of the foregoing.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Disclosure Statement” means a written information statement containing the information prescribed by Section 6.5.
     “Dissenting Shares” means shares of Company Capital Stock held as of the Effective Time by a Company stockholder who has not voted such shares of Company Capital Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other encumbrance of any kind or character.
     “Environmental Law” means any foreign, federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental

Concern, including but not limited to any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any entity which is or was (at any relevant time) a member of a “controlled group of corporations,” as defined in Section 414(b) of the Code, a group of trades or businesses under “common control,” as defined in Section 414(c) of the Code, or a member of an affiliated service group as defined in Sections 414(m) and (o) of the Code, any of which includes or included the Company.
     “Escrow Amount” shall mean a sum equal to 10% of the Base Purchase Price.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fully-Diluted Common Stock Number” shall equal the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the conversion into Company Common Stock of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock) plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all vested Company Options that have not been exercised as of the Effective Time (including, without limitation, all Company Options whose vesting is accelerated in accordance with the provisions of Section 6.16 of this Agreement); plus (c) the aggregate number of shares of Company Common Stock (after giving effect to the conversion into Company Common Stock of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock issuable with respect to such Warrants) issuable upon the exercise in full of all Warrants that have not been exercised as of the Effective Time.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, administrative or judicial body, whether federal, state, county, local or foreign.

     “Governmental Order” means any order, judgment, injunction, decree, agreement, stipulation or determination issued, promulgated or entered by or with any Governmental Authority.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
     “IRS” means the United States Internal Revenue Service, and any successor agency thereto.
     “Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company or any of the Company Parties, the knowledge of Naftali Bennett, Jason Schwartz, Michal Tsur, Amir Orad, Michal Blumenstyk-Braverman, Nurit Ophir and Geoffrey Geane with respect to such matter. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees who are direct reports to such individuals with respect to the matter in question.
     “Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law, including, without limitation, Privacy Laws.
     “Liability” means any and all Debts, liabilities and obligations of any kind or nature, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.
     “Licensed Proprietary Rights” means all Proprietary Rights licensed to the Company Parties.
     “Loss” means any Liability, loss, damage, claim, cost, expense (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings relating to a third party action or an indemnification claim under Article VII), monetary damages, fines, fees, penalties, interest obligations or deficiencies.
     “Material Adverse Effect” means any event, change, circumstance or effect that is, or would be reasonably expected to be, materially adverse to the assets, liabilities, operations, Business, business relationships, condition (financial or otherwise), or results of operations of the Company Parties, on a consolidated basis, or that materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, except for any such changes or effects relating to or arising from (a) changes in general economic conditions or the securities markets generally (including, changes in interest rates) that do no have a materially disproportionate impact on the Company relative to other industry participants, (b) changes in the industry in which the Company operates or the economy in any of the countries in which the Company operates, but only to the extent that such events, changes, circumstances, states of facts or effect do not have a materially disproportionate effect on the Company relative to other industry participants, (c) compliance with the terms of, or the taking of any action required by, this Agreement prior to the Effective Time, (d) the announcement or pendency of the Merger or (e) an outbreak or escalation of war, armed hostilities, acts of terrorism or political instability.
     “Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), asbestos or asbestos-containing material, or any other material (or article containing such material) listed or subject to regulation under any Environmental Law, but shall exclude office and janitorial supplies properly and safely maintained.
     “Merger Consideration” means the Preliminary Base Purchase Price divided by the Fully Diluted Common Stock Number.
     “Missing Warrant” means warrants exercisable for a total of 896,934 shares of Company Capital Stock listed in Section 4.3(b) of the Company Disclosure Schedule for which the Company does not have a true and complete copy of the executed documentation granting such warrant.
     “Net Working Capital” means the current assets of the Company (including, without limitation, in current assets all cash and cash equivalents, accounts receivable, unbilled receivables and prepaid expenses), less the total current liabilities of the Company (including, without limitation, in current liabilities accounts payable and accrued expenses) as shown on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be.
     “Non-controlling Party” means the party not controlling the defense of any Proceeding.
     “Ordinary Course of Business” shall mean the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice (it being understood that consistency with past custom and practice shall include, among other factors, the frequency and amount of any actions or matters).
     “Owned Proprietary Rights” means all Proprietary Rights owned or purported to be owned by any of the Company Parties, including all Owned Proprietary Rights listed on Section 4.15(a) of the Company Disclosure Schedule.
     “Paying Agent” means Equiserv LLP.
     “Permit” means any authorization, license, permit, certificate, approval or clearance with any Governmental Authority.

     “Permitted Encumbrances” means (a) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and which are fully reserved on the Current Balance Sheet; (b) all cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the Ordinary Course of Business that are not yet due and payable or are being contested in good faith and which are fully reserved on the Current Balance Sheet; (c) non-exclusive licenses granted to end-user customers in the Ordinary Course of Business; and (d) Encumbrances identified on Schedule 1.1 of the Company Disclosure Schedule.
     “Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, any successor statutes thereto, and the rules and regulations promulgated thereunder.
     “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including without limitation, the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, Israel’s Protection of Privacy Act, 1981 and any similar federal, state or foreign Law.
     “Proprietary Rights” means: (a) U.S. and foreign patents and patent applications (including petty patents and utility models and applications therefor, as applicable), and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof (“Patent Rights”); (bi) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, together with all goodwill associated therewith, and all registrations and applications for registration thereof (“Trademarks”); (c) copyrights, works of authorship and other copyrightable works (including, but not limited to, advertising and promotional materials, catalogs, logo designs and website content), and all registrations and applications for registration thereof; (d) mask works and all registrations and applications for registration thereof; (e) computer software, whether in general release or under development (including, without limitation, data, data bases, source code, object code, files, records and related documentation); (f) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (g) inventions (whether patentable or unpatentable, and whether or not reduced to practice), improvements to inventions, utility models, statutory invention registrations, (h) domain names, domain name registrations, registrations of Uniform Resource Locator (URLs) or other internet addresses; and (i) other intellectual property rights or proprietary rights, including but not limited to, moral rights and waivers of moral rights by others.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Sellers” means the Company’s stockholders receiving the Merger Consideration.
     “Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Person (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Target Amount” means $4,900,000.
     “Tax” or “Taxes” means any federal, state, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, Israeli National Health Insurance, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, fine, penalty, linkage differentials (hefreshei hatzmada) or addition thereto, whether disputed or not, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Warrants” means warrants exercisable for shares of Company Capital Stock.
     SECTION 1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acquiror	Preamble

Acquiror Employee Plan	6.17(a)

Acquiror Indemnitees	7.1

Acquiror Subsidiaries	5.5

Adjusted Base Purchase Price	2.10(h)

Agreement	Preamble

Assumed Options	6.11

Audited Company Financial Statements	4.7(a)

Term	Section
Balance Sheet Date	4.7(a)

Business Sale	6.7(a)

Certificate of Merger	2.3

Certificates	2.6(c)

Closing	2.2

Closing Date	2.2

Closing Merger Consideration	3.1(a)

Company	Preamble

Company Bylaws	4.2(a)

Company Capital Stock	Recitals

Company Capital Stockholder Approvals	4.20

Company Certificate of Incorporation	4.2(a)

Company Common Stock	Recitals

Company Disclosure Schedule	Article IV

Company Financial Statements	4.7(a)

Company Registrations	4.4(a)

Company Source Code Escrow Agreements	4.4(h)

Continuing Employees	6.17(a)

Current Balance Sheet	4.7(a)

Dissenting Shares	2.9

DOL	4.17(g)

EAD	4.17(g)

Effective Time	2.3

Employee Pension Plans	4.16(a)

Term	Section
Employee Welfare Plans	4.16(a)

Escrow Agent	3.2

Escrow Agreement	3.2

Escrow Fund	3.2

Escrow Period	7.4(a)

Expiration Date	7.3(a)(i)

Government Grants	4.34

Indemnification Claim Notice	7.4(f)

Indemnified Party	7.4(f)

Indemnifying Party	7.4(f)

Israeli Employees	4.17(i)

Israeli Option Tax Ruling	6.11

Israeli Securities Exemption	2.7(d)

Israeli Withholding Tax Pre-Ruling	6.11

Leases	4.24

Letter of Transmittal	3.1

Listed Contract(s)	4.15

Merger	Recitals

Merger Sub	Preamble

Multiemployer Plan	4.16(a)

Neutral Accountant	2.10(d)

Officer’s Certificate	7.4(a)

Open Source Materials	4.4(f)

Optionholder(s)	2.7

Term	Section
Other Plans	4.16(a)

Payment Amount	7.4(c)

Plans	4.16(a)

Post-Closing Tax Periods	6.10(c)

Pre-Closing Return	6.10(c)

Pre-Closing Tax Periods	6.10(a)

Preliminary Base Purchase Price	2.10(a)

Preliminary Closing Balance Sheet	2.10(a)

Preliminary Net Working Capital	2.10(a)

Proceeding	7.4(f)

Representatives	6.6

Required Statutory Approvals	4.6

Retention Program	6.13

Series A Preferred Stock	Recitals

Series AA Preferred Stock	4.3(a)

Series B Preferred Stock	Recitals

Series BB Preferred Stock	4.3(a)

Stockholders’ Representative	10.13

Stockholders’ Representative Indemnitees	10.13

Stockholders’ Representative Expenses	10.13

Stockholders’ Representative’s Dispute Notice	2.10(d)

Superior Offer	6.6

Surviving Corporation	2.1

Tax Contest	6.10(c)

Term	Section
Unaudited Company Financial Statements	4.7(a)

Unresolved Objections	2.10(d)

USCIS	4.17(g)

Warrantholder	2.8

Withheld Funds	6.8

Work Permit	7.4(a)
ARTICLE II
THE MERGER
     SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Closing Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
     SECTION 2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP on the later to occur of (a) December 23, 2005 or (b) two (2) Business Days following the date after the last of the conditions set forth in Article VIII shall have been fulfilled or waived (excluding the delivery at the Closing of any of the documents set forth in Article VIII), or such other date or at such other time and place as Acquiror and the Company shall mutually agree in writing (such date hereinafter, the “Closing Date”).
     SECTION 2.3 Filing of Merger Documents; Effective Time. The Merger shall become effective when the Certificate of Merger, to be prepared by the Acquiror in a form reasonably acceptable to the Company (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is accepted for record by the Secretary of State of the State of Delaware or such later time as may be agreed to by the parties and set forth in such Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is accepted for record or the date and time set forth in the Certificate of Merger.
     SECTION 2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.
     SECTION 2.5 Certificate of Incorporation and Bylaws; Directors and Officers.
          (a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or applicable Law, provided that such certificate of incorporation shall reflect as of the Effective Time Cyota, Inc. as the name of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or the Certificate of Incorporation and applicable Law.
          (b) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.
     SECTION 2.6 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:
          (a) Each share of Company Capital Stock that is held in the treasury of the Company and each share of Company Capital Stock owned by Acquiror, Merger Sub or any other wholly-owned Subsidiary of Acquiror shall be cancelled and retired and no consideration shall be delivered in exchange therefor.
          (b) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Capital Stock to be cancelled in accordance with Section 2.6(a) and other than Dissenting Shares, shall be converted at the Effective Time into the right to receive the Merger Consideration.
          (c) All such shares of Company Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each certificate (each, a “Certificate”) representing any such shares of Company Capital Stock shall cease to represent Company Capital Stock and shall represent only the right to receive the Merger Consideration with respect to each such share of Company Capital Stock, to be paid in accordance with the terms of this Agreement.
          (d) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.
     SECTION 2.7 Assumption of Company Options.
          (a) As of the Effective Time, all Company Options, whether vested or unvested, and the Company Option Plans, insofar as they relate to Company Options outstanding under such plans as of the Closing, shall be assumed by the Acquiror. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Acquiror Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such Company Option immediately prior to the Effective Time, divided by the Conversion Ratio (rounded up to the nearest whole cent). Except for the acceleration of unvested Company Options immediately prior to the Effective Time in accordance with the provisions of Section 6.16 and except as otherwise provided in Section 4.16(h) of the Company Disclosure Schedule, the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Company Options assumed by Acquiror pursuant to this Section 2.7(a) shall otherwise remain unchanged.
          (b) As soon as practicable after the Effective Time, the Acquiror or the Surviving Corporation shall deliver to the holders of Company Options assumed by Acquiror pursuant to Section 2.7(a) appropriate notices setting forth such holders’ rights pursuant to such Company Options, as amended by this Section 2.7, and the agreements evidencing such Company Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 2.7 and such notice).
          (c) The Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Company Options assumed in accordance with Section 2.7(a). Within five (5) Business Days after the Effective Time, the Acquiror shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Acquiror Common Stock subject to such Company Options that may be registered on a Form S-8, and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding.
          (d) As soon as reasonably practicable after the execution of this Agreement, Acquiror shall cause its Israeli counsel to prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law (1968) concerning the publication of a prospectus in respect of the exchange of the Company Options for the Assumed Options, pursuant to Section 15D of the Securities Law of Israel (the “Israeli Securities Exemption”). The Company shall cooperate and cause its Representatives to cooperate with Acquiror and its Israeli counsel in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption.
     SECTION 2.8 Cancellation of Company Warrants. The Company shall (a) use reasonable best efforts to cause each Missing Warrant outstanding immediately prior to the Effective Time and not previously exercised and (b) cause each Warrant other than a Missing Warrant outstanding immediately prior to the Effective Time and not previously exercised to be terminated upon the Effective Time. Upon the cancellation of each Warrant, each holder thereof (each, a “Warrantholder”) shall cease to have any rights with respect thereto. Prior to the Effective Time, the Board of Directors of the Company shall take such action as shall be necessary to effectuate the provisions of this Section 2.8.

     SECTION 2.9 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, the Dissenting Shares shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, subject to the DGCL, such shares of Company Capital Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with this Article II and Article III. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand. The payout of consideration under this Agreement to the stockholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 2.9 and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights under Delaware Law by any other stockholder of the Company.
     SECTION 2.10 Adjustments Before and After the Closing. The Base Purchase Price shall be subject to adjustment as follows:
          (a) Not later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Acquiror a good faith estimate of the balance sheet of the Company as of the Closing Date (the “Preliminary Closing Balance Sheet”) prepared in accordance with the provisions relating to the preparation of the Closing Balance Sheet set forth in this Section 2.10. The Preliminary Closing Balance Sheet shall be accompanied by (i) a statement setting forth the Company’s good faith estimate of the amount, if any, by which the estimated Net Working Capital (the “Preliminary Net Working Capital”) is greater than, or less than, the Target Amount, and (ii) all relevant backup materials and schedules relating to the calculation of the Preliminary Net Working Capital, in detail reasonably acceptable to the Acquiror. In calculating the Preliminary Net Working Capital, the Preliminary Balance Sheet shall include as liabilities estimates of the full amount of the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees, to the extent such transaction fees and expenses will not have been paid prior to the Closing Date. The Preliminary Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums. If the Preliminary Net Working Capital on the Preliminary Closing Balance Sheet is less than the Target Amount, then the difference shall be deducted from the Base Purchase Price (the Base Purchase Price, as so adjusted, is referred to as the “Preliminary Base Purchase Price”). If the Preliminary Net Working Capital on the Preliminary Closing Balance Sheet is greater than the Target Amount, then there shall be no adjustment to the Base Purchase Price.
          (b) Not later than 90 calendar days after the Closing Date, the Acquiror shall deliver to the Stockholders’ Representative the Closing Balance Sheet. The Closing Balance

Sheet shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), except that the Closing Balance Sheet may exclude all footnotes, subject to the adjustments set forth in this Section 2.10 (which shall be in addition to and not in lieu of those required by GAAP) and shall be certified as such by the Acquiror. The Closing Balance Sheet delivered pursuant to this paragraph (b) shall be accompanied by (i) a statement setting forth the amount, if any, by which the Net Working Capital is greater than, or less than, the Target Amount, and (ii) all relevant backup materials and schedules relating to the calculation of the Net Working Capital, in detail reasonably acceptable to the Stockholders’ Representative. The Acquiror and the Surviving Corporation shall make such information, personnel and resources available to the Stockholders’ Representative as may be reasonably necessary to enable the Stockholders’ Representative to review the Closing Balance Sheet; provided that the obligation of the Acquiror and the Surviving Corporation to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of their business.
          (c) In calculating the Net Working Capital, the Closing Balance Sheet shall include as liabilities the full amount of the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees, to the extent such transaction fees and expenses were not paid prior to the Effective Time. The Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.
          (d) In the event that the Stockholders’ Representative disputes the Closing Balance Sheet or the calculation of the Closing Net Working Capital, the Stockholders’ Representative shall notify the Acquiror in writing (the “Stockholders’ Representative’s Dispute Notice”) of the amount, nature and basis of such dispute, within 45 calendar days after delivery of the Closing Balance Sheet. In the event of such a dispute, the Acquiror and the Stockholders’ Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If the Acquiror and the Stockholders’ Representative are unable to resolve the dispute within 30 calendar days after delivery of the Stockholders’ Representative’s Dispute Notice then any remaining items in dispute (the “Unresolved Objections”) shall be submitted to PricewaterhouseCoopers LLP or, if such firm is unwilling or unable to serve in such capacity, an independent nationally recognized accounting firm selected in writing by the Stockholders’ Representative and the Acquiror or, if the Stockholders’ Representative and the Acquiror fail or refuse to select such a firm within 10 calendar days after written request therefor by the Stockholders’ Representative or the Acquiror, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA (the “Neutral Accountant”).
          (e) The Acquiror and the Stockholders’ Representative shall jointly submit to the Neutral Accountant, within 10 days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Balance Sheet, a copy of the Stockholders’ Representative’s Dispute Notice and a list of the Unresolved Objections. Each of the Acquiror and the Stockholders’ Representative shall submit to the Neutral Accountant (with a copy delivered to the other party on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Acquiror and the Stockholders’ Representative may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other party on the same day), within 60 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other party. Unless requested by the Neutral Accountant in writing, neither the Acquiror nor the Stockholders’ Representative may present any additional information or arguments to the Neutral Accountant, either orally or in writing.
          (f) The Acquiror and the Stockholders’ Representative shall instruct the Neutral Accountant that (i) the scope of its review and authority shall be limited to resolving the Unresolved Objections, (ii) in resolving the Unresolved Objections, the Neutral Accountant shall determine an appropriate value for each Closing Balance Sheet item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the Acquiror in the Closing Balance Sheet and by the Stockholders’ Representative in the Stockholders’ Representative’s Dispute Notice, and (iii) issue a ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth the Net Working Capital, reflecting the Neutral Accountant’s resolution of the Unresolved Objections. All determinations pursuant to this paragraph (f) shall be in writing and shall be delivered to the Acquiror and the Stockholders’ Representative. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 2.10 may be entered in and enforced by any court having jurisdiction thereover.
          (g) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to paragraphs (e) and (f) above shall be shared equally by the Sellers, on the one hand, and the Acquiror, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Balance Sheet or the calculation of the Closing Net Working Capital that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.
          (h) Immediately upon the expiration of the 45-day period for giving the Stockholders’ Representative’s Dispute Notice, if no such notice is given, or upon notification by the Stockholders’ Representative to the Acquiror that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 2.10, the Preliminary Base Purchase Price shall be adjusted as follows (as so adjusted, the “Adjusted Base Purchase Price”):
          (i) If the Closing Net Working Capital is less than the Target Amount, then the amount of such deficiency, minus the amount, if any, previously subtracted from the Base Purchase Price in the determination of the Preliminary Base Purchase Price, shall be deducted from the Base Purchase Price to obtain the Adjusted Base Purchase Price; and
          (ii) If the Closing Net Working Capital is greater than the Target Amount, then there shall be no adjustment to the Base Purchase Price; provided,

however, that if the Closing Net Working Capital is greater than the Preliminary Net Working Capital the amount of such excess shall be added to the Preliminary Base Purchase Price to obtain the Adjusted Base Purchase Price. In no event shall any such adjustment increase the Adjusted Base Purchase Price to an amount greater than $136,000,000.
     SECTION 2.11 Payments on Account of Adjustments. The difference, if any, between the Adjusted Base Purchase Price and the Preliminary Base Purchase Price shall be paid by wire transfer (a) from the Escrow Fund, by instructions provided by the Acquiror and the Stockholders’ Representative to the Escrow Agent, in the case of a deficiency pursuant to Section 2.10(h)(i) hereof, and (b) by the Acquiror to the Stockholders’ Representative, for distribution to the Sellers, in the case of a surplus pursuant to Section 2.10(h)(ii) hereof, in each case immediately upon the expiration of the 45-day period for giving the Stockholders’ Representative’s Dispute Notice, if no Stockholders’ Representative’s Dispute Notice is given, or upon notification by the Stockholders’ Representative that no Stockholders’ Representative’s Dispute Notice will be given, or immediately upon final resolution of any dispute in connection with the determination of the Adjusted Base Purchase Price.
ARTICLE III
EXCHANGE OF CERTIFICATES; PAYMENT OF
ESCROW FUND
     SECTION 3.1 Exchange of Shares.
          (a) Prior to the Effective Time, the Acquiror shall appoint the Paying Agent to effect the payment of the Merger Consideration in exchange for Certificates. On the Closing Date, the Acquiror shall deliver to the Paying Agent, in trust for the benefit of the Sellers, cash in the amount of the aggregate Merger Consideration minus the Escrow Amount. As soon as practicable after the Effective Time, but within five (5) Business Days after the Effective Time and after the receipt by the Paying Agent of a certified stockholder list, the Acquiror shall cause the Paying Agent to send a notice and a transmittal form in customary form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificate in exchange for the Merger Consideration payable pursuant to Section 2.6. The letters of transmittal mailed to each holder of record of a Certificate shall allow such holder, pursuant to irrevocable instructions, to elect to receive the Merger Consideration in accordance with Article II and this Article III by wire transfer in immediately available funds if such holder’s aggregate Merger Consideration is in excess of $1,000,000. Each holder of a Certificate, upon proper surrender thereof to the Paying Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Consideration payable pursuant to Section 2.6, minus such holder’s pro rata share (based upon the ratio that the aggregate Merger Consideration payable to such holder bears to the aggregate Merger Consideration) of the Escrow Amount (the “Closing Merger Consideration”). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration pursuant to Section 2.6. Holders of Certificates shall not be entitled to receive the Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered. The exchange procedures shall comply with such procedures as may be required by the Israeli Withholding Tax Pre-Ruling (as defined in Section 6.11), if obtained, and shall permit Acquiror (after consultation with the Company) to require holders of Certificates to provide any information as is reasonably needed to comply with the Israeli Withholding Tax Pre-Ruling.
          (b) If the Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing or anything to the contrary set forth herein, neither the Paying Agent nor any other party shall be liable to a holder of Company Capital Stock for any Merger Consideration paid to such holder pursuant to Section 2.6 that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Acquiror shall pay in exchange for such lost, stolen or destroyed Certificate the Closing Merger Consideration payable in exchange therefor. In the case of a lost Certificate representing the right to receive Merger Consideration in excess of $1,000,000, the Board of Directors of the Acquiror may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Acquiror a bond in such sum as it may direct as indemnity against any claim that may be made against the Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.
     SECTION 3.2 Escrow Fund. On the Closing Date the Acquiror, the Company, the Stockholders’ Representative and Boston Trust & Investment Management Company, as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). At the Effective Time, Acquiror shall deliver to the Escrow Agent the Escrow Amount (such amount, together with interest earned thereon, the “Escrow Fund”) by wire transfer or delivery of other immediately available funds, such amount to be held and disposed of by the Escrow Agent as provided in the Escrow Agreement, which amount shall be deemed withheld from the aggregate Merger Consideration for the purpose of securing the indemnification obligations of the Sellers set forth in this Agreement and satisfying the adjustments to the Base Purchase Price set forth in Sections 2.10 and 2.11 hereof. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Stockholders’ Representative.

     SECTION 3.3 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than a Certificate representing shares to be cancelled pursuant to Section 2.6(a) or Dissenting Shares), the right to surrender his or her Certificate in exchange for the Merger Consideration in accordance with Article II and this Article III or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to the DGCL and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.
     SECTION 3.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     SECTION 3.5 Withholding Taxes. Notwithstanding any other provision in this Agreement, the Acquiror, the Company, the Merger Sub, and the Escrow Agent (or their agents) shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law, including, without limitation, the Israeli Income Tax Ordinance [New Version] 1961, as amended, and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Sellers and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Sellers or other recipient of payments in respect of which such deduction and withholding was made. If the Israeli Option Tax Ruling contemplated by Section 6.11 is obtained, then, at the request of the holder of any shares resulting from the exercise of Company Options held in trust under a “Section 102 Plan” at the Effective Time, the Acquiror and the Escrow Agent will make payment of the applicable consideration that such holder is entitled to receive in exchange for such shares directly to the “Section 102 Plan” trustee in accordance with the terms of such ruling.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Simultaneously with the execution and delivery of this Agreement by the Company, the Company has delivered to Acquiror and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”), a copy of which is attached hereto. Each representation and warranty contained in this Article IV is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article IV in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Company Disclosure Schedule by reference to another section or subsection of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty. Subject to the foregoing, the Company represents and warrants to Acquiror and Merger Sub that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):
     SECTION 4.1 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and (subject to the Company Capital Stockholder Approvals (as defined in Section 4.20) and the Required Statutory Approvals (as defined in Section 4.6)) to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and, except for the Company Capital Stockholder Approvals, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or any other agreement contemplated hereby by the Company, or the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (a) determined that the Merger is fair and in the best interests of the Company and its stockholders, (b) adopted this Agreement in accordance with the provisions of the DGCL, and (c) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute (in each case assuming due authorization, execution and delivery by the other parties thereto), a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.
     SECTION 4.2 Organization.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted. Each of the Company Subsidiaries is a corporation, duly organized, validly existing and in good standing (where such concept has legal relevance) under the Laws of its jurisdiction of incorporation. True and complete copies of the Certificate of Incorporation (the “Company Certificate of Incorporation”) and Bylaws (the “Company Bylaws”) of the Company and the organizational documents of each Subsidiary of the Company, each as amended and in effect as of the date of this Agreement, have been provided to Acquiror. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws, and neither of the Company Subsidiaries is in violation of any of the provisions of its organizational documents. Copies of the minutes of all meetings of stockholders, the Board of Directors of each of the Company Parties and each committee of the Board of Directors of each of the Company Parties have been made available by the Company to Acquiror.
          (b) Each of the Company Parties is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction listed in Section 4.2(b) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary.
     SECTION 4.3 Company Capital Stock.
          (a) The authorized capital stock of the Company consists of: 273,000,000 shares of Company Common Stock; 131,400,000 shares of Series A Preferred Stock; 131,400,000 shares of Series AA Convertible Preferred Stock, par value $.002 per share (the “Series AA Preferred Stock”); 65,910,000 shares of Series B Preferred Stock; and 65,910,000 shares of Series BB Preferred Stock, par value $.001 per share (the “Series BB Preferred Stock”). As of the date of this Agreement, (i) 20,518,983 shares of Company Common Stock are issued and outstanding, (ii) 130,605,910 shares of Series A Preferred Stock are issued and outstanding, (iii) no shares of Series AA Preferred Stock are issued and outstanding, (iv) 65,909,091 shares of Series B Preferred Stock are issued and outstanding, (v) no shares of Series BB Preferred Stock are issued and outstanding, (vi) 49,730,036 shares of Company Common Stock are issuable (and such shares are reserved for issuance) upon exercise of the Company Options outstanding as of such date and an additional 934,184 shares of Company Common Stock are reserved for issuance under the Company Option Plan, (vii) 2,922,585 shares of Company Common Stock are issuable (and such shares are reserved for issuance) upon exercise of the Warrants to purchase Company Common Stock outstanding as of such date, (viii) 516,667 shares of Series A Preferred Stock are issuable (and such shares are reserved for issuance) upon exercise of the Warrants to purchase Series A Preferred Stock outstanding as of such date; (ix) 130,605,910 shares of Company Common Stock are issuable (and such shares are reserved for issuance) upon conversion of the Series A Preferred Stock outstanding on such date; (x) 65,909,091 shares of Company Common Stock are issuable (and such shares are reserved for issuance) upon conversion of the Series B Preferred Stock outstanding as of such date; (xi) 516,667 shares of Company Common Stock are issuable (and such shares are reserved for issuance) upon conversion of the Series A Preferred Stock issuable upon exercise of the Warrants to purchase Series A Preferred Stock outstanding on such date; and (xii) no shares of Company Capital Stock are held in the treasury of the Company. The Fully-Diluted Common Stock Number is 271,137,456. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound. Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and address of each holder of shares of Company Capital Stock and the number of shares of each class and series of Company Capital Stock held of record by each stockholder (including stock certificate number(s), where applicable). After the Effective Time, no stockholder or former stockholder of the Company, or any other person or entity (other than the Acquirer), will have any (A) ownership or rights to ownership of any shares of capital stock of the Company; (B) rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or the rights provided to holders of Dissenting Shares pursuant to the DGCL), including any option, preemptive rights or rights to notice or to vote; (C) rights under the charter, by laws or comparable organizational documents of the Company; or (D) successful claim that his, her or its shares were wrongfully repurchased by the Company.
          (b) There are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Capital Stock, other than (i) outstanding Company Options granted under the Company Option Plan representing the right to purchase an aggregate of 47,917,167 shares of Company Common Stock; (ii) outstanding Company Options granted outside of the Company Option Plan representing the right to purchase an aggregate of 1,812,869 shares of Company Common Stock; (iii) outstanding Warrants representing the right to purchase an aggregate of 2,922,585 shares of Company Common Stock; and (iv) outstanding Warrants representing the right to purchase an aggregate of 516,667 shares of Series A Preferred Stock. Section 4.3(b) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Option and Warrant and each Optionholder and Warrantholder. Section 4.3(b) of the Company Disclosure Schedule indicates (A) with respect to each Option, the number of Company Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), (B) with respect to each Missing Warrant, the number of shares of Company Capital Stock, and the class or series of such shares, subject to such Warrant and the expiration date thereof and (C) with respect to all Warrants other than the Missing Warrants, the agreement or other document under which it was granted, the number of shares of Company Capital Stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. True and correct copies of the forms under which the Missing Warrants were granted are included in Section 4.3(b) of the Company Disclosure Schedule. Section 4.3(b) of the Company Disclosure Schedule sets forth, with respect to Company Options granted to Israeli tax payers, whether such Company Option was granted under the following sections of the Israeli Income Tax Ordinance: Section 3(i); Section 102 (prior to January 1, 2003); or Section 102 (on or after January 1, 2003, and in such event pursuant to which subsection of Section 102). At the Effective Time, any unexercised Warrants shall terminate in accordance with the provisions of Section 2.8 and all Options, whether vested or unvested, shall be assumed by the Acquirer in accordance with the provisions of Section 2.7. Except for the right of Warrantholders to receive the consideration for any shares of Company Capital Stock issued upon exercise thereof prior to the Effective Time pursuant to the terms of Section 2.6, there is no condition or circumstance that could give rise to or provide a basis for the assertion of a valid claim by the holders of such unexercised Warrants to the effect that such holders are entitled to acquire or receive any share capital or other securities of any of the Company, the Acquiror or the Surviving Corporation.
          (c) Except as set forth in Section 4.3 or Section 4.3(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating any Company Party to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Capital Stock (or securities convertible, exchangeable or exercisable for any such capital stock); (ii) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock; (iii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company and (iv) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party or by which it is bound with respect to the governance of the Company or the voting or transfer of any shares of Company Capital Stock.
          (d) All issued and outstanding shares of Company Capital Stock have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws and the Israel Securities Law, 5768-1968 (together with the rules and regulations promulgated thereunder).
     SECTION 4.4 Company Subsidiaries. None of the Company Parties owns, directly or indirectly, any shares of capital stock or other equity ownership interest in any Person (other than Cyota Israel Ltd., an Israeli corporation, and Auripay, Inc., a Delaware corporation) or has any obligation to acquire an equity interest in any Person. Auripay, Inc. is inactive and has no assets or liabilities.
          (a) Each of Cyota Israel Ltd. and Auripay, Inc. are wholly-owned Subsidiaries of the Company. All of the issued and outstanding shares of capital stock of Cyota Israel Ltd. and Auripay, Inc. are owned beneficially and of record by the Company and have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, their respective organizational documents or any agreement to which such Subsidiary or the Company is a party or by which such Subsidiary or the Company is bound. There are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of either of the Company’s Subsidiaries or to which any Company Party is a party, or by which any Company Party is bound, obligating any Company Party to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of such Subsidiary’s capital stock (or securities convertible, exchangeable or exercisable for any such capital stock).

          (b) Except as set forth in Section 4.4 of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of any Company Subsidiary to which any Company Party is a party, or by which it is bound, obligating any Company Party to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of any Company Subsidiary; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the capital stock of any Company Subsidiary and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Company Party is a party, or by which it is bound, with respect to the governance of any Company Subsidiary or the voting or transfer of any shares of capital stock in any Company Subsidiary.
     SECTION 4.5 Conflicts and Consents. The execution and delivery of this Agreement and the other agreements contemplated hereby by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby does not and will not (i) conflict with or result in a violation of the Company Certificate of Incorporation or Company Bylaws (assuming, in the case of consummation, the Company Capital Stockholder Approvals are obtained) or the organizational documents of either of the Company Subsidiaries; (ii) assuming that the Required Statutory Approvals have been obtained and any waiting periods thereunder have terminated or expired, conflict with or result in a violation of any Governmental Order or Law applicable to the Company or any of its assets or properties; or (iii) except as set forth in Section 4.5 of the Company Disclosure Schedule, require any consent or approval under, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance other than any Permitted Encumbrance on any of the assets or properties of any of the Company Parties, pursuant to any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject.
     SECTION 4.6 Governmental Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by any Company Party in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger pursuant to the DGCL, (ii) the requirements of any Governmental Authority under applicable competition, antitrust or foreign investment or trade regulatory Laws, including the applicable requirements of the HSR Act and Israel’s Restrictive Trade Practices Law, 1988, and (iii) such filings, consents or approvals as may be necessary with respect to any Permit held by the Company in respect of the Company’s Business as described in Section 4.6 of the Company Disclosure Schedule (clause (i) and (ii) are collectively referred to herein as the “Required Statutory Approvals”).
     SECTION 4.7 Financial Statements; Undisclosed Liabilities.

          (a) The (i) audited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows) as of and for each of the years ended December 31, 2003 and 2004, respectively (the “Audited Company Financial Statements”), and the (ii) unaudited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows) as of and for the nine months ended September 30, 2005 (collectively, as described in this clause (ii), the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”) are attached in Section 4.7(a) of the Company Disclosure Schedule. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements do not contain all of the notes required by GAAP), and present fairly the financial position, results of operations and cash flows of the Company and its Subsidiaries, on a consolidated basis, as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments. The balance sheet of the Company as of September 30, 2005 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”
          (b) Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, none of the Company and its Subsidiaries has any Liability, except for (i) Liabilities shown on the Current Balance Sheet or expressly disclosed in the notes to the Company Financial Statements, (ii) liabilities of a nature required by GAAP to be set forth on a balance sheet which have arisen since the Balance Sheet Date in the Ordinary Course of Business and (iii) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.
          (c) Section 4.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to the Acquiror copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company since January 1, 1999.
     SECTION 4.8 Certain Changes or Events. Except as disclosed in Section 4.8 of the Company Disclosure Schedule, since the Balance Sheet Date: (i) the Company Parties have conducted their business in the Ordinary Course of Business, and there has not been any event or occurrence which has had or would be reasonably likely to have a Material Adverse Effect, and (ii) the Company Parties have not taken any of the actions listed in clauses (i) through (xxii) of Section 6.1(b). Except as disclosed in Section 4.8 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company Parties have conducted their business in the Ordinary Course of Business and, since such date, there has not been, occurred or arisen:
          (a) any damage to, or destruction or loss of, any of the assets or properties of the Company;
          (b) any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of Company Capital Stock, or any redemption, repurchase or other acquisition by the Company of any shares of Company Capital Stock or any split, combination or reclassification of any shares of Company Capital Stock;
          (c) other than sales of products and services to customers in the Ordinary Course of Business, any sale, pledge, assignment, transfer, lease, guarantee, encumbrance, license or other disposition, or agreement to sell, pledge assign, transfer, lease, guarantee, encumber, license or otherwise dispose of, any property, asset or interest therein of any Company Party having a value, on an annual basis, in excess of $100,000 individually, or $250,000 in the aggregate;
          (d) any sale, assignment, transfer, abandonment or lapse of any Government Licenses, or disclosure of any proprietary confidential information to any Person who is not subject to a written confidentiality agreement in favor of any Company Party, or grant of any license or sublicense of any rights under or with respect to any Proprietary Rights other than non-exclusive licenses granted to end-user customers in the Ordinary Course of Business;
          (e) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by any Company Party of any corporation, partnership or other business organization, or any division thereof;
          (f) any change in any method of accounting or accounting practice used by the Company, except as required by GAAP;
          (g) any written, or to the Company’s Knowledge, oral notice that any customer, distributor or reseller listed in Section 4.8(g) of the Company’s Disclosure Schedule will stop, decrease or alter in any material adverse respect its business relationship with a Company Party;
          (h) a Material Adverse Effect;
          (i) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any increase in the salary or bonus payable or to become payable to any officers or employees of any Company Party (other than in the Ordinary Course of Business in connection with normally recurring periodic reviews or increases and, in any event, not in excess of 5% of such individual’s prior compensation or benefits);
          (j) except upon exercise of Company Options or Warrants in accordance with their respective terms on the date hereof, any issuance by the Company of any equity securities or any securities convertible, exchangeable or exercisable into any equity securities or warrants, options or other rights to acquire equity securities;
          (k) any acceleration, termination, material modification or cancellation of any Listed Contract;
          (l) any creation, incurrence, assumption or guarantee of any Debt in excess of $250,000 in the aggregate, any mortgage or pledge of any of the Company’s or any Subsidiary’s property or assets or the creation of any Encumbrance on any of the Company’s or any Subsidiary’s property or assets;
          (m) any prepayment of any Debt other than in the Ordinary Course of Business or as required under this Agreement;
          (n) any amendment or authorization to amend the Company’s charter or its bylaws;
          (o) any Tax election, change of annual Tax accounting period, adoption or change in any method of Tax accounting, extension or waiver of any applicable statute of limitations with respect to Taxes, any filing of any amended Tax Returns, entry into any closing agreement in respect of or settlement of any Tax claim, audit or assessment, or surrender of any right to claim a Tax refund, offset or other reduction in Tax liability;
          (p) any investment in any other person or entity or any waiver or release of any right material to the Company or any Subsidiary;
          (q) any capital expenditure in excess of $50,000 per item or $250,000 in the aggregate;
          (r) the commencement or settlement of any Action;
          (s) any application for or receipt of a Government Grant; or
          (t) any agreement, other than this Agreement, to take any actions specified in this Section 4.8.
      SECTION 4.9 Taxes.
          (a) The Company Parties have timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities each Tax Return required to be filed prior to the date hereof, and the Company Parties will timely file with the appropriate taxing authorities each Tax Return required to be filed between the date hereof and the Closing Date. All Tax Returns filed prior to the date hereof are complete and accurate in all material respects (it being agreed that for purposes of this sentence “material” shall mean that the Liability for any failure of such Tax Returns to be complete and accurate shall not, individually or in the aggregate, exceed $150,000). All Taxes that are due and payable have been paid. All Tax Returns filed between the date hereof and the Closing Date will be complete and accurate. All material unpaid Taxes payable by any of the Company Parties for periods (or portions thereof) ending on or before the date of the Current Balance Sheet, whether or not disputed, are adequately reserved in accordance with GAAP in the Current Balance Sheet (it being agreed that for purposes of this sentence “material” shall mean that the Liability for any failure to adequately reserve any such Taxes in the Current Balance Sheet in accordance with GAAP shall not, individually or in the aggregate, exceed $150,000). There are no Encumbrances for Taxes (other than for Permitted Encumbrances) on any of the assets of any of the Company Parties. The Company Parties have delivered or made available to the Acquiror complete and accurate copies of all federal, state and

Israeli income Tax Returns of the Company Parties together with all related examination reports and statements of deficiency for all periods from and after December 31, 2000.
          (b) Except as set forth in Section 4.9 of the Company Disclosure Schedule:
          (i) no Company Party has been audited by a taxing authority;
          (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any of the Company Parties;
          (iii) there is no Action or audit now in progress, pending or, to the Company’s Knowledge, threatened against or with respect to any of the Company Parties with respect to any Tax, and there are no matters relating to Taxes under discussion between any Governmental Authority and any of the Company Parties;
          (iv) no Company Party has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return;
          (v) no Company has been a party to or bound by any Tax allocation or Tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes;
          (vi) the Company Parties have withheld and paid, in accordance with all applicable Law, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, stockholder, supplier, creditor, independent contractor or other third party;
          (vii) no Company Party has made, or is it obligated to make, nor is any Company Party a party to any contract that could obligate it to make, payments that were not or will not be deductible under Section 162(m) or 280G of the Code. No Company Party is obligated to pay or reimburse any person for excise taxes pursuant to Section 4999 of the Code;
          (viii) none of the Company Parties has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation 1.6011-4 or 1.6011-4T;
          (ix) none of the Company Parties has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
          (x) no Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
               (1) change in method of accounting for a taxable period ending on or prior to the Closing Date;

               (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law), or any other agreement, understanding or Governmental Order with any Governmental Authority, executed on or prior to the Closing Date;
               (3) intercompany transaction or excess loss account described in the Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law);
               (4) installment sale or open transaction disposition made on or prior to the Closing Date; or
               (5) prepaid amount received on or prior to the Closing Date;
          (xi) no Company Party has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or part by Sections 355 or 361 of the Code; and
          (xii) to the Company’s Knowledge, except for Cyota Israel Ltd.’s permanent establishment in Israel, no Company Party has any permanent establishment in any foreign country as defined in the relevant tax treaty between the United States of America and the other foreign jurisdiction and no foreign country has taken a position that the operations of the Company are subject to taxation in that country.
          (c) Section 4.9 of the Company Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any of the Company Parties files Tax Returns relating to its operations.
     SECTION 4.10 Litigation and Governmental Orders. Except as set forth on Section 4.10 of the Company Disclosure Schedule, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against any of the Company Parties or any of the assets or properties of any of the Company Parties, and (ii) neither the Company Parties nor their respective assets or properties are subject to any Governmental Order.
     SECTION 4.11 Compliance with Laws. Each of the Company Parties is, and has been, in compliance with applicable Law. Except as set forth in Section 4.11 of the Company Disclosure Schedule, no Company Party has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority to the effect that any of the Company Parties is not in compliance with any applicable Law.
     SECTION 4.12 Permits. Set forth on Section 4.12 of the Company Disclosure Schedule is a list of all Permits held by any of the Company Parties, including all licenses from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended. The Company Parties have all Permits required to permit the conduct of the Business. All of such Permits held by or issued to the Company Parties are in full force and effect, and the Company Parties are in compliance with each such Permits held by or issued to them; and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened and there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
      SECTION 4.13 Tangible Property.
          (a) Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, the Company (i) owns and has good title to all property and assets of the Company reflected as owned on the Current Balance Sheet, except for property or assets that have been sold or disposed of in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) has a valid leasehold interest or other comparable contract of use in all properties and assets reflected as leased on the Current Balance Sheet, except for leases terminated in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances. All of the machinery, equipment and other tangible personal property and assets of the Company are in good condition and repair, except for ordinary wear and tear.
          (b) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full except for amounts for which the Company or a Subsidiary is contractually entitled to payment from a third party to satisfy such obligations.
      SECTION 4.14 Intellectual Property.
          (a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) U.S. and foreign patent and patent applications (including petty patents and utility models and applications therefor, as applicable); (ii) registered and unregistered trademarks, trade names or service marks, and all applications for registration thereof; (iii) registered copyrights and applications for registration thereof, and (iv) domain names and applications for registration of domain names, in each case included in the Owned Proprietary Rights (collectively, the “Company Registrations”). All assignments of Company Registrations to any Company Party have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the applicable Company Party. To the Knowledge of the Company, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked with respect to any Patent Rights included in the Company Registrations, or to the Knowledge of the Company, threatened. The Company Parties have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of any Company Party and have made no misrepresentation in such applications. The Company Parties have no Knowledge of any information that would preclude them from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registration. Section 4.14(a) of the

Company Disclosure Schedule also lists each license for Licensed Proprietary Rights (other than commercially available, off-the-shelf software programs that cost $10,000 or less).
          (b) The use of the Owned Proprietary Rights as currently used, and the operation of the Business, as currently operated, does not infringe or misappropriate or otherwise violate the Proprietary Rights of any third party. The use of the Company Parties’ products by its customers in the manner in which they are intended to be used does not infringe or misappropriate or otherwise violate the Proprietary Rights of any third party. To the Knowledge of the Company, without limiting the generality of the foregoing, no right, license, lease, consent, or other agreement (other than the Owned Proprietary Rights and the Licensed Proprietary Rights) is required with respect to any Proprietary Right for the conduct of the Business as is currently conducted. Section 4.14(b) of the Company Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by any Company Party alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by any Company Party from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Acquiror copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (c) Subject only to the terms of the licenses listed on Section 4.14(a) of the Company Disclosure Schedule or except as disclosed in Section 4.14(c) of the Company Disclosure Schedule, one of the Company Parties is the sole owner of the entire and unencumbered right, title and interest in and to each item of the Owned Proprietary Rights, and is entitled to use the Owned Proprietary Rights and Licensed Proprietary Rights in the Ordinary Course of Business, and each item of Owned Proprietary Rights and Licensed Proprietary Rights will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, no Company Party is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Owned Proprietary Rights to any third party.
          (d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates the Owned Proprietary Rights. Except as disclosed in Section 4.14(d) of the Company Disclosure Schedule and except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business, the Company has not granted any license or other right to any third party with respect to the Owned Proprietary Rights or Licensed Proprietary Rights. The Company has provided to the Acquiror copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Owned Proprietary Rights.
          (e) To the Knowledge of the Company, the Company Parties have a license to use all know-how, software development tools, library functions, compilers and other third-party software and other Proprietary Rights that are material to the Business as currently conducted.

          (f) Section 4.14(f) of the Company Disclosure Schedule contains a true, correct and complete list of all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including, but not limited to, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License) (“Open Source Materials”) which is used, modified or distributed by the Company Parties, as well as a description of how such Open Source Materials are utilized by the Company Parties. Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, the Company’s use of Open Source Materials included within the Company products will not require, as a condition of use, modification or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.
          (g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow, source code for any Company products that are software-based, and no other event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure, delivery or license of any requisite rights owned by any of the Company Parties, including, but not limited to, source code for any software-based Company product.
          (h) Except as set forth in Section 4.14(h) of the Company Disclosure Schedule, none of the source code for any software-based Company product has been placed (or might be placed, where a client has an option to request such deposit) in escrow pursuant to a source code escrow or similar agreement (a “Company Source Code Escrow Agreement”). The Company Parties are in compliance with the terms and conditions of all Company Source Code Escrow Agreements, and have made all deposits required pursuant to the terms thereof, and there has not been any release or disclosure of any source code from any Company Source Code Escrow Agreement.
          (i) The Company Parties have taken reasonable steps in accordance with general industry practice to maintain the confidentiality of their trade secrets and other confidential Proprietary Rights owned by the Company Parties. Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, to the Knowledge of Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of any Company Party, or (ii) breach of any Company Party’s security procedures wherein confidential information has been disclosed to a third person. The Company has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
          (j) The Company Parties have not received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the development, use, exploitation or distribution of any products, technologies or services or any facilities or equipment used in connection therewith.
          (k) Each employee and independent contractor of a Company Party has executed a valid and binding written agreement expressly assigning to such Company Party all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company Party, and all Proprietary Rights therein.
          (l) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any license, transfer or similar grant of Proprietary Rights of the Acquiror or in the grant of any license, transfer or similar grant of Proprietary Rights of the Company or any Subsidiary of the Company or loss or diminution of any rights of the Company or any Subsidiary of the Company in any Proprietary Rights.
      SECTION 4.15 Certain Contracts.
          (a) Section 4.15 of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts referred to in clauses (i) through (xix), inclusive, of this Section 4.15 to which the Company or any Subsidiary is a party and has any outstanding right or obligation (contingent or otherwise) thereunder (each, a “Listed Contract” and, collectively, the “Listed Contracts”). True, correct and complete copies of each Listed Contract, as amended to date, or, if not reduced to writing, complete and accurate written descriptions of which, have been made provided to Acquiror:
          (i) notes, debentures, other evidences of indebtedness, guarantees for indebtedness, loans, credit or financing agreements or similar indebtedness instruments, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing to or in other persons or entities;
          (ii) Contracts with any labor union or Contracts for the employment of any Person on a full-time, part-time or consulting basis that are not terminable at will or any consulting, termination or severance agreements for payments of amounts in excess of $100,000 per year (other than agreements evidencing Company Options);
          (iii) leases or subleases of real property from or to a Person;
          (iv) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property or asset involving individual annual payments in excess of $10,000 or which are not terminable by the Company without penalty or further payment or without more than 90 days’ notice;
          (v) joint venture Contracts, partnership agreements or limited liability company agreements;

          (vi) Contracts with any Person (including, but not limited to property owners and advertising partners) that generated consolidated net revenues for the Company during the twelve months ended September 30, 2005 in excess of $100,000;
          (vii) Contracts with any Person for which the total commitments thereunder exceed $50,000, or pursuant to which the Company incurred expenses for the twelve months ended September 30, 2005 in excess of $50,000;
          (viii) Except for Contracts that are listed elsewhere in this Section 4.15, Contracts or orders with the same party for the purchase or sale of products or services under which the undelivered balance of such products or services has a price in excess of $50,000;
          (ix) Contracts (other than agreements evidencing Company Options existing on the date hereof or with respect to shares purchased upon the exercise of Company Options) between the Company, on the one hand, and any director, officer, equityholder, or Affiliate of the Company, on the other hand (or any former director, officer, equityholder or Affiliate to the extent there remain obligations to be performed by the Company);
          (x) Except for Contracts that are listed elsewhere in this Section 4.15, Contracts that involve payment by the Company of consideration of more than $50,000 in the aggregate during any calendar year;
          (xi) any agreement containing covenants restricting the Company in any manner from competing with any Person in any line of business or in any area or territory;
          (xii) any agreement in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
          (xiii) [intentionally omitted];
          (xiv) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of a material portion of the assets or business of any other entity;
          (xv) any agreement concerning confidentiality, noncompetition or non-solicitation (other than (A) confidentiality agreements on customary forms with customers of the Company or any Subsidiary or (B) standard form confidentiality agreements or standard form employment agreement with employees of the Company or any Subsidiary, copies of which standard forms have previously been delivered to the Acquiror);

          (xvi) Except for agreements that are listed elsewhere in this Section 4.15, any agreement under which the consequences of a default or termination could have a Company Material Adverse Effect;
          (xvii) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;
          (xviii) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business); and
          (xix) Contracts relating to the licensing or assignment of any Proprietary Rights, other than non-exclusive licenses granted to end-user customers in the Ordinary Course of Business.
          (b) Each Listed Contract is in full force and effect and represents a legally valid, binding and enforceable obligation of the applicable Company Party and, to the Knowledge of the Company, against each other party thereto subject, in the case of enforceability, to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity. No Company Party is in breach or violation of, or default under, any of the Listed Contracts to which it is a party, and no Company Party has received any written or, to the Knowledge of the Company, oral notice that it has breached, violated or defaulted under any of the Listed Contracts to which it is a party; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Listed Contract. Each Listed Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Knowledge of the Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing subject, in the case of enforceability, to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.
      SECTION 4.16 Employee Benefit Matters.
          (a) Except for those plans which are set forth on Section 4.16(a) of the Company Disclosure Schedule, with respect to current or former employees of any of the Company Parties, independent contractors who provide services to any of the Company Parties, or the spouses, beneficiaries or dependents thereof, none of the Company Parties maintains or has in the last three (3) years prior to the date hereof maintained, contributed to or has in the last three (3) years prior to the date hereof contributed to, have or have had in the last three (3) years prior to the date hereof any obligation to contribute to, or have any liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); or (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”). Other

than agreements evidencing Company Options and the Company Option Plan, and except as set forth on Section 4.16(a) of the Company Disclosure Schedule, no Company Party currently maintains any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation benefits, bonus benefits or bonus compensation, incentive benefits or incentive compensation, severance benefits or severance compensation, “change of control” (as set forth in Code Section 280G) benefits or “change of control” compensation, any cafeteria plan (as defined in Section 125 of the Code) or any other program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (except for provisions relating to severance, health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits set forth in employment agreements listed in Section 4.17 of the Company Disclosure Schedule) (“Other Plans”). None of the Company Parties or ERISA Affiliates has ever participated in, contributed to or been required to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or any Employee Pension Plan that is subject to Title IV of ERISA nor does any of the Company Parties have any other liability, including any potential withdrawal liability, with respect to any Multiemployer Plan, and the Company has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan (whether any such liability or potential liability is direct or indirect, primary or secondary). None of the Company Parties maintains or has any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or as required by other applicable law (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the “Plans”).
          (b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, all Plans (and related trusts) comply in form and in operation with the applicable requirements of ERISA and the Code. Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, each of the Plans that is intended to qualify under Section 401(a) of the Code has received a favorable determination, opinion or notification letter from the Internal Revenue Service, the Internal Revenue Service has taken no action to revoke any such letter and no issue concerning the qualification of any such plan is pending or, to the Company’s Knowledge, threatened before the Internal Revenue Service, and no action or omission has occurred that would result in the disqualification of any such Plan.
          (c) Except as set forth on Section 4.16(c) of the Company Disclosure Schedule: (i) all reports and descriptions (including Form 5500 Annual Reports) required to be filed by any of the Company Parties with respect to all Plans have been properly filed with the appropriate government agency; and (ii) the Company Parties have complied with the requirements of Section 4980B of the Code. Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, no Company Party has failed to distribute any required reports and descriptions (including any summary annual reports and summary plan descriptions).

          (d) All contributions which are due from the Company Parties (including all employer contributions and employee salary reduction contributions) with respect to all Employee Pension Plans have been paid or accrued to such Employee Pension Plans. All premiums and/or contributions which are due from the Company Parties with respect to all Employee Welfare Plans and all Other Plans for prior plan years and the current plan year for the period ending on the Effective Time have been paid or accrued.
          (e) None of the Plans is a “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Party has in the last six (6) years prior to Closing incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan subject to Title IV of ERISA and which is currently or previously maintained by any ERISA Affiliate that has not been satisfied in full, and no condition exists that would reasonably be expected to present a risk to any of the Company Parties of incurring such a liability, other than liability for premiums due the Pension Benefit Guaranty Corporation.
          (f) With respect to each Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA and in Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability which can reasonably and foreseeably be expected for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Plans, (iii) no fiduciary has engaged in any transactions with respect to the Plans which could reasonably and foreseeably subject any of the Company Parties (or any employee or director of any of the Company Parties) to either a civil penalty assessed pursuant to Section 501(i) of ERISA or a tax or penalty on prohibited transactions imposed by Section 4975 of the Code, and (iv) other than routine claims for benefits, no Actions with respect to the assets thereof are pending or, to the Knowledge of the Company, threatened.
          (g) With respect to each Plan, to the extent applicable, the Company has provided to the Acquiror true and complete copies of (i) the plan documents, summary plan descriptions, any other document required to be filed with a governmental agency or any document required to be distributed to any employee, participant or beneficiary of such Plan, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Reports and actuarial reports for the last three (3) years, and (iv) all related trust agreements, insurance contracts or other funding agreements related to the Plans.
          (h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

      SECTION 4.17 Labor Matters.
          (a) Section 4.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the current directors, officers, employees and consultants of the Company Parties and the job title or position of such Person. The Company has provided to Acquiror either a copy of the agreements between the Company Parties and each Person listed on Section 4.17(a) of the Disclosure Schedule or a full and accurate description of the terms of employment or engagement of such Person. Section 4.17(a) of the Company Disclosure Schedule also sets forth an accurate and complete list of all former directors, officers, employees and consultants to whom any of the Company Parties is currently obligated to pay any severance, compensation or other remuneration or benefit, including the terms, conditions and amount of any such severance, compensation or other remuneration or benefit. Except as set forth on Section 4.17(a) of the Company Disclosure Schedule, no Company Party has any oral or written severance policy or other severance obligations, except as expressly required by Israeli law. Section 4.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company or any Subsidiary employed in the United States who are not citizens of the United States. To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.
          (b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, the Company Parties are in compliance with all applicable laws relating to employment terms and conditions of employment and to the proper withholding and remission to the proper tax or other authorities of all sums required to be withheld from any employees or consultant.
          (c) No collective bargaining agreement (or comparable agreement or arrangement in the case of a non-U.S. person) exists that is binding on any of the Company Parties. No petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of the Company Parties seeking recognition of a bargaining representative. None of the Company Parties is a member in any employers union and no claim or request was made towards any of the Company Parties with respect to any of them being a member in any employers union. Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, the Company Parties are not subject to, and no employee of the Company Parties benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to the conditions of employment or the termination of employment. All of the employees of the Company Parties and its Subsidiaries are “at will” employees subject to the termination notice provisions included in employment agreements (which, if requiring notice of greater than 60 days, are disclosed in Section 4.17(c) of the Company Disclosure Schedule) or applicable law.
          (d) Within the last three (3) years, no Company Party has experienced any union organization attempts, labor disputes or general work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, general work stoppage or slowdown pending or, to Company’s Knowledge, threatened against any of the Company Parties. There is no request for representation pending and no question concerning representation has been raised within the past two years. There is no grievance or arbitration proceeding pending involving the Company.

          (e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director or consultant of the Company Parties (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such benefits, except as provided therein.
          (f) Except as provided for in Section 4.17(f) of the Company Disclosure Schedule, there are no outstanding loans or advances from the Company Parties to employees, consultants or stockholders of the Company Parties, including loans or advances of any kind, other than advances in respect of business expenses incurred in the Ordinary Course of Business.
          (g) Each employee of the Company or any Subsidiary who is providing services in the United States is a citizen permanent resident of the United States or holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the Department of Labor (“DOL”) and the United States Citizenship and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the Knowledge of the Company, true and complete at the time of filing such applications. The Company or the applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Authority with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Authority that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.
          (h) The Company and each applicable Subsidiary has obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company and each applicable Subsidiary has complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations. The Company and each such Subsidiary complies with all DOL regulations governing labor condition applications.
          (i) With respect to employees of the Company Parties who reside or work in Israel (the “Israeli Employees”): (i) the employment of each Israeli Employee is subject to termination upon not more than 30 days prior written notice under the termination notice provisions included in the employment Contract with such Israeli Employee or applicable Legal Requirements; (ii) all obligations of the Company Parties to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company Financial Statements, including the Unaudited Company Financial Statements; (iii) no Israeli Employee’s employment by any Company Party requires any special license, permit or other Governmental Authorization; (iv) there are no unwritten policies, practices or customs of the Company Parties that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable legal requirements or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning the payment of statutory severance pay when it is not required under applicable legal requirements). Except as set forth in Section 4.17(i) of the Company Disclosure Schedule, none of the Company Parties is subject to, and no employee of any Company Party benefits from, any extension order (Tzavei Harchava). For purposes of this Agreement, the term “Israeli Employee” shall be construed to include consultants and freelancers who devote a majority of their working time in Israel to the business of a Company Party or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to Israeli labor laws. The Company has provided to Acquiror an accurate and complete list of all Israeli Employees as of the date of this Agreement.
     SECTION 4.18 Privacy and Data Security. The Company has provided true and correct copies of all privacy policies adopted by the Company Parties in connection with their operations. Each of the Company Parties has (i) complied with all Privacy Laws and other Laws regarding the disclosure of data, (ii) not violated its applicable privacy policies and (iii) taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to any of the Company Parties by Persons in accordance with its applicable privacy policies.
     SECTION 4.19 Insurance. Section 4.19 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy, except for insurance policies relating to employee welfare benefits offered to employees and other eligible dependents, as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary will be liable for retroactive premiums or similar payments, and the Company and each Subsidiary is otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
     SECTION 4.20 Voting Required. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Capital Stock voting together as a single class and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting as a single class, are the only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger (including the designation of the Stockholders’ Representative) and the transactions contemplated hereby (the “Company Capital Stockholder Approvals”).
     SECTION 4.21 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

     SECTION 4.22 Affiliate Transactions. Except as disclosed on the Section 4.22 of the Company Disclosure Sections, no director, officer, 10% stockholder or, to the Knowledge of the Company, any key employee of any of the Company Parties (or, to the Knowledge of the Company, any of the members of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) or Affiliates of the aforementioned) (a) is a party to any agreement, contract, commitment or transaction with any of the Company Parties or affecting the business of any of the Company Parties, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the business of the Company Parties, (b) has any claim or cause of action against the Company or any Subsidiary or (c) owes any money to or is owed any money by, the Company or any Subsidiary, except, in the case of any employee, unpaid wages, benefits, expense reimbursements and similar items payable in the Ordinary Course of Business. Section 4.22 of the Company Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any such person which occurred or have existed since the beginning of the time period covered by the Company Financial Statements.
     SECTION 4.23 Owned Real Property. Neither the Company nor any Subsidiary has ever owned any real property.
     SECTION 4.24 Real Property Leases. Section 4.24 of the Company Disclosure Schedule lists all leases or subleases pursuant to which the Company or a Subsidiary leases or subleases from another party any real property (collectively, “Leases”). The Company has delivered to the Acquiror complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Knowledge of the Company, against each other party thereto, subject, in the case of enforceability, to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity;
          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Knowledge of the Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;
          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

          (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities as conducted during the period covered by the Company Financial Statements;
          (g) the Company has no Knowledge of any Encumbrance, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;
          (h) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary; and
          (i) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease.
      SECTION 4.25 Environmental Matters.
          (a) Each of the Company and the Subsidiaries has complied and is in compliance with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Company or any Subsidiary or any real property which is leased by the Company or any Subsidiary.
          (b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threat of release of any Materials of Environmental Concern into the environment, and there has been no release or threat of release of any Materials of Environmental Concern to any real property that is leased by the Company or any Subsidiary.
          (c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.
          (d) Set forth in Section 4.25(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously leased or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Authority or other third party) which the Company or any Subsidiary has possession of or access to. A complete and accurate copy of each such document has been provided to the Acquiror.

          (e) The Company is not aware of any environmental liability on the part of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
     SECTION 4.26 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Current Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 150 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Current Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Current Balance Sheet, showing the aging thereof, is included in Section 4.26 of the Company Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 150 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Current Balance Sheet. Neither the Company nor any Subsidiary has received any notice from an account debtor stating that any account receivable in an amount in excess of $50,000 is subject to any contest, claim or setoff by such account debtor.
     SECTION 4.27 Customers and Suppliers. Section 4.27 of the Company Disclosure Schedule sets forth a list of (a) each customer of the Company or any Subsidiary that accounted for more than 5% of the Company’s consolidated revenues during the last full fiscal year or the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. Neither the Company nor any of its Subsidiaries is a party to a Contract with any customer providing for the delivery of professional services with a value in excess of $250,000 per year.
     SECTION 4.28 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     SECTION 4.29 Warranties.
          (a) Section 4.29(a) of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Company Financial Statements; and the Company has no Knowledge of any reason why such expenses should significantly increase as a percentage of sales in the future.
          (b) The Company is not currently required to maintain any reserve for warranty claims pursuant to GAAP.
          (c) Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or any Subsidiary, to provide the customer with any other services or products of the Company or any Subsidiary on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company’s or the applicable

Subsidiary’s published price for such services or products. Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or any Subsidiary other than those arising in the Ordinary Course of Business.
     SECTION 4.30 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 4.30 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
      SECTION 4.31 Prepayments, Prebilled Invoices and Deposits.
          (a) Section 4.31(a) of the Company Disclosure Schedule sets forth, as of September 30, 2005, (i) all prepayments, prebilled invoices and deposits in excess of $100,000 that have been received by the Company or any Subsidiary as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Current Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and its Subsidiaries.
          (b) Section 4.31(b) of the Company Disclosure Schedule sets forth, as of September 30, 2005, (i) all prepayments, prebilled invoices and deposits in excess of $100,000 that have been made or paid by the Company or any Subsidiary as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Current Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and its Subsidiaries.
      SECTION 4.32 Controls and Procedures.
          (a) The Company and its Subsidiaries maintain accurate books and records reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the Company’s and the Subsidiaries’ assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (b) The Company and its Subsidiaries maintain disclosure controls and procedures that are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.
     SECTION 4.33 Certain Payments; Export Law Compliance. Neither the Company nor any Subsidiary nor any of their respective directors, officers, agents or employees or any other person acting for or on behalf of the Company or any Subsidiary has, directly or indirectly, at any time used funds, in connection with the business of the Company or any Subsidiary, for any illegal purpose or in violation of any law, including, without limitation, the making of any unlawful payment, contribution, bribe or kickback to any person affiliated with any political party or government. Neither the Company nor any Subsidiary has violated any law concerning the export or re-export of any products or services or the prohibited boycott of any country.
     SECTION 4.34 Government Grants. Neither the Company nor any of the Company Parties has applied for or received any grants, incentives or subsidies from the Government of the State of Israel or any agency thereof, or from any other Israeli, U.S. or other governmental entity (collectively, “Government Grants”). The Company has never applied for or received any grant from the Office of the Chief Scientist of the Israeli Ministry of Industry, Commerce and Labor, and has never applied for or received Approved Enterprise status from the Investment Center of the Israeli Ministry of Industry, Commerce and Labor. None of the Company Parties has developed any Proprietary Rights through the use of any financing made available by any Government Grant.
     SECTION 4.35 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
     The Acquiror and the Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

     SECTION 5.1 Authority. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and (subject to the Required Statutory Approvals) to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby by each of Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its respective obligations hereunder and thereunder, and the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of each of Acquiror and Merger Sub and no other corporate or other action on the part of either Acquiror or Merger Sub is necessary to authorize the execution and delivery of this Agreement or any other agreement contemplated hereby by each of Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its respective obligations hereunder or thereunder or the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by each of Acquiror and Merger Sub will constitute (in each case assuming due authorization, execution and delivery by the Company), a legally valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.
      SECTION 5.2 Organization.
          (a) Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted.
          (b) Acquiror is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary.
     SECTION 5.3 Governmental Conflicts and Consents. The execution and delivery of this Agreement and the other agreements contemplated hereby by each of Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its obligations hereunder and thereunder, and the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereunder and thereunder, does not and will not (i) conflict with or result in a violation of the organizational documents of Acquiror or Merger Sub, (ii) assuming that the Required Statutory Approvals have been made and any waiting periods thereunder have terminated or expired, conflict with or result in a violation of any Governmental Order or Law applicable to Acquiror or Merger Sub or their respective assets or properties or (iii) require any consent or approval under, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of

Acquiror or Merger Sub pursuant to, any material Contract to which Acquiror or Merger Sub is a party, or by which any of the assets or properties of Acquiror or Merger Sub is bound or affected.
     SECTION 5.4 Consents, Approvals, Etc. Except for the Required Statutory Approvals, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by Acquiror or Merger Sub or its Affiliates in connection with the execution and delivery of this Agreement by each of Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its respective obligations hereunder, or the consummation by each of Acquiror and Merger Sub of the transactions contemplated by this Agreement.
     SECTION 5.5 Litigation and Governmental Orders. (i) There are no Actions pending or, to the knowledge of Acquiror, threatened against Acquiror, Merger Sub or any other Subsidiaries of Acquiror (“Acquiror Subsidiaries”), or any of the assets or properties of Acquiror, Merger Sub or any Acquiror Subsidiaries, that would materially impair the ability of Acquiror or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Acquiror, Merger Sub and the Acquiror Subsidiaries and their respective assets and properties are not subject to any Governmental Order that would materially impair either Acquiror or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.
     SECTION 5.6 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Acquiror or any of its Affiliates.
     SECTION 5.7 Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Acquiror free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company. Merger Sub is not a party to any agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
     SECTION 5.8 Financing. Immediately prior to the Effective Time Acquiror will have sufficient cash on-hand to make payment of the aggregate Merger Consideration.
ARTICLE VI
ADDITIONAL AGREEMENTS
      SECTION 6.1 Conduct of the Company Prior to the Effective Time.
          (a) Affirmative Covenants of the Company. Unless Acquiror otherwise consents in writing and except as otherwise specifically permitted by this Agreement, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company will (i) conduct the Business in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of the officers and key employees of the Company Parties and to preserve the current relationships of the Company Parties with its customers, employers, suppliers, partners and other Persons with which the Company Parties have significant business relations in order to preserve substantially intact its business organization and goodwill, (iii) use commercially reasonable efforts consistent with past practices and policies to maintain the assets and properties of the Company Parties in their current condition, normal wear and tear excepted, and (iv) maintain the books, accounts and records of the Company Parties in the usual, regular and ordinary manner, on a basis consistent with past practices, except for any changes required by GAAP.
          (b) Negative Covenants of the Company. Without limiting the foregoing, and as an extension thereof, except as otherwise specifically contemplated by this Agreement, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company will not, and will not permit any of the other Company Parties to, do or cause to be done any of the following without the prior written consent of Acquiror:
          (i) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company Parties, other than Permitted Encumbrances;
          (ii) except in the Ordinary Course of Business, sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any of the material assets of the Company Parties;
          (iii) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
          (iv) change any method of accounting or accounting practice used by the Company Parties, other than such changes required by GAAP;
          (v) split, combine or reclassify any shares of its capital stock, issue, pledge, sell or dispose any additional shares of Company Capital Stock, or any capital stock of or other equity interests in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for shares of Company Capital Stock or any capital stock of or other equity interests in the Company or any of its Subsidiaries, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional             shares of Company Capital Stock or any capital stock of or other equity interests in the Company or any of its Subsidiaries, except pursuant to the exercise of Company Options or Warrants outstanding on the date of this Agreement or upon the conversion of Series A Preferred Stock or Series B Preferred Stock outstanding on the date hereof in accordance with the terms of the Company’s Certificate of Incorporation, as in effect on the date hereof;

          (vi) amend in any respect the Company Certificate of Incorporation or the Company Bylaws or the organizational documents of any of the Company’s Subsidiaries;
          (vii) take any action which would, or would reasonably be expected to, interfere with the consummation of the transactions contemplated by this Agreement or delay the consummation of such transactions;
          (viii) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of Company Capital Stock or any capital stock of or other equity interests in the Company, or redeem, purchase or acquire any shares of Company Capital Stock or any capital stock of or other equity interests in the Company;
          (ix) make any loan, advance (except for business expenses incurred in the Ordinary Course of Business) or capital contribution to, or investments in, any other Person;
          (x) create, incur, assume or guarantee any Debt in excess of $250,000 in the aggregate or waive or release any right material to the Company or any Subsidiary;
          (xi) except as required by Law, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of or settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability or apply for any Tax pre-ruling (or assist any of its shareholders to apply for any Tax pre-ruling) other than as contemplated by this Agreement;
          (xii) except to the extent set forth in Section 4.9(b) or Section 4.16(h) of the Company Disclosure Schedule, (a) grant any severance, retention or termination pay to (other than pursuant to existing plans, policies, agreements or arrangements set forth in Section 4.16(a) or 4.17(a) of the Company Disclosure Schedule), or amend any existing severance, retention or termination arrangement with, any current or former director, officer, employee or consultant of a Company Party, (b) except as set forth in Section 4.16(a) or 4.17(a) of the Company Disclosure Schedule, increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, except as required pursuant to the terms thereof as in effect on the date of this Agreement, (c) enter into or amend any employment, consulting, deferred compensation or other similar agreement (other than employment and consulting agreements for non-officer employees or consultants entered into in the Ordinary Course of Business which are terminable without payment or penalty upon not more than 60 days notice) with any director, officer, employee or consultant of a Company Party, (d) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer, employee or consultant, or any beneficiaries thereof, of a Company Party or (e) increase the compensation, bonus or other benefits payable to any director, officer, employee or consultant of a Company Party, except for increases required by the terms of existing arrangements, policies or agreements set forth in Section 4.16(a) or 4.17(a) of the Company Disclosure Schedule;
          (xiii) waive any benefits of, agree to modify in any respect, fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, non-solicitation, non-compete standstill or similar agreements to which any Company Party is a party;
          (xiv) take any action to render inapplicable, or to exempt any third party from, (a) the provisions Section 203 of the DGCL or (b) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote             shares, in each case, other than the Merger;
          (xv) amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Listed Contract or enter into any Contract that would constitute a Listed Contract;
          (xvi) take any action that is intended to or would reasonably be expected to result in any representations and warrants set forth in Article IV to become untrue or any condition set forth in Article VII not being satisfied;
          (xvii) discharge or satisfy any Encumbrance or pay any obligation or liability other than in the Ordinary Course of Business;
          (xviii) sell, assign, transfer, license or sublicense any Proprietary Rights, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;
          (xix) make or commit to make any capital expenditure in excess of $50,000 per item or $250,000 in the aggregate;
          (xx) institute or settle any Action;
          (xxi) apply for or receive any Government Grant; or
          (xxii) enter into or authorize any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).
     SECTION 6.2 Access to Information. Subject to the terms of the Confidentiality Agreement and subject to such limitations imposed by applicable antitrust Laws (if any), during the period commencing upon the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers, employees, consultants, auditors and agents of the Company Parties to, (i) afford the officers, employees, consultants and authorized agents and representatives of Acquiror reasonable access to the employees, offices, properties, books and records of the Company Parties, and (ii) furnish to the officers, employees, consultants and authorized agents and representatives of Acquiror such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company Parties as Acquiror may from time to time reasonably request in order to assist Acquiror in fulfilling its rights and obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement including, without limitation, (A) assisting the Acquiror in connection with the preparation of financial statements or other filings required to be filed with the SEC or other applicable regulatory agencies following the consummation of the Merger, (B) providing information regarding revenue recognition and related issues regarding customer contracts as well as customer and billing details, (C) assisting on matters associated with tax structuring and liabilities; and (D) assisting on matters associated with Acquiror’s accounting matters, including without limitation, with respect to Acquiror’s balance sheet and intangibles; provided, however, that Acquiror shall not unreasonably interfere with any of the businesses or operations of the Company Parties.
     SECTION 6.3 Confidentiality. The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Effective Time, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement. At the Effective Time, the Confidentiality Agreement and obligations of the parties thereto and under this Section 6.3 shall terminate and be of no further force or effect.
      SECTION 6.4 Efforts; Consents; Regulatory and Other Authorizations.
          (a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including, in the case of the Company Parties, those consents set forth or required to be set forth in the Company Disclosure Schedule; and (iii) fulfill all conditions to such party’s obligations under this Agreement as promptly as practicable. Each party to this Agreement shall reasonably cooperate with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make material payments, commence litigation or agree to material modifications of the terms and conditions of any agreements with third parties. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

          (b) In furtherance and not in limitation of the terms of Section 6.4(a), the parties hereto acknowledge that, in the event the parties to this Agreement mutually determine that a filing is required under the HSR Act in connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall, promptly after such determination, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Each of Acquiror and the Company agree to supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general; provided, however, that notwithstanding anything to the contrary in this Agreement, the Acquiror shall not be obligated to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act or under any applicable foreign antitrust or trade regulation law except to the extent it elects to do so in its sole discretion. The filing fee with respect to the Notification and Report Form pursuant to the HSR Act shall be paid by the Acquiror.
          (c) Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its Affiliates, or the Company or any of its Affiliates, or seeking to impose any material limitation on the ability of Acquiror or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company.
          (d) If any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company will use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.
      SECTION 6.5 Stockholder Approval.
          (a) As expeditiously as possible following the execution of this Agreement and in any event within three (3) Business Days following the receipt of the Company Capital Stockholder Approval, the Company shall mail the Disclosure Statement to the holders of Company Capital Stock. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Sellers, the escrow arrangements and the authority of the Stockholders’ Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms) and (ii) a statement that appraisal rights are available for the holders of Company Capital Stock pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. As expeditiously as possible following the execution of this Agreement, and in any event within one (1) Business Day after the execution of this Agreement, the Company shall use commercially reasonable efforts to secure and cause to be filed with the Company consents from holders of Company Capital Stock necessary to secure the Company Capital Stockholder Approvals. As expeditiously as possible (and in any event within one (1) Business Day) following the receipt of the Company Capital Stockholder Approval, the Company shall deliver to Acquiror a certificate executed on behalf of the Company by its Secretary and certifying that the Company Capital Stockholder Approval has been obtained and, within three (3) Business Days, send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their shares of Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262), and shall promptly inform the Acquiror of the date on which such notice was sent.
          (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.
          (c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Acquiror or the Merger Sub furnished by the Acquiror in writing for inclusion in the Disclosure Statement).
          (d) The Acquiror shall ensure that any information furnished by the Acquiror to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
     SECTION 6.6 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
      SECTION 6.7 No Solicitation.
          (a) The Company hereby agrees that neither the Company, nor any of the Company’s officers, directors, managers, consultants, agents, accountants, consultants, legal counsel, investment bankers, advisors and other representatives (collectively, the “Representatives”), during the period commencing with the execution and delivery hereof and terminating upon the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9.1, will: (i) submit, solicit, initiate, discuss or knowingly encourage any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (A) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (B) merger or consolidation involving the Company or any of its Subsidiaries, or (C) purchase or sale of any capital stock of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company Parties (except with respect to the exercise of Company Options or Warrants or the conversion of the Company Preferred Stock, in accordance with their respective terms on the date hereof) (the foregoing items (A) through (C) collectively referred to herein as a “Business Sale”), or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing.
          (b) The Company represents, warrants and covenants that (i) it is not a party to or bound by any agreement with respect to a Business Sale other than this Agreement, and (ii) it shall terminate all discussions with third parties regarding any of the foregoing simultaneously with the execution of this Agreement and shall notify Acquiror immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, including the identity of the Person and the terms of such proposal, offer, inquiry or contact. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.7 by any Representative of the Company or otherwise shall be a breach of this Section 6.7 by the Company.
      SECTION 6.8 Notification of Certain Matters.
          (a) The Company shall give notice to Acquiror promptly upon becoming aware of (i) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would reasonably be expected to cause any condition to the obligations of the Acquiror to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by its pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of the Acquiror to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied (it being agreed that the giving of any such notice shall not constitute a waiver of the 15 day cure period after notice of breach set forth in Section 9.1(e)); provided, however, that the delivery of any notice pursuant to this Section 6.8(a) shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Acquiror; provided further, that if (A) such notice relates to an event or circumstance occurring subsequent to the date hereof (without breach of Section 6.1 or Section 6.7), (B) such notice is accompanied by a written statement from the Company, informing the Acquiror that the Acquiror is entitled to terminate this Agreement in accordance with the provisions of Section 9.1(e) as a result of such notice (which statement shall be binding on the Company) and (C) the Acquiror would, in fact, have the right to terminate this Agreement pursuant to Section 9.1(e) as a result of the information so disclosed in such notice and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purpose of Article VII of this Agreement such that the Acquiror shall not be entitled to indemnification with respect to such matter to the extent of the information so disclosed; provided, further, that if such supplemental information is provided to the Acquiror less than two

(2) full Business Days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) Business Days to provide the Acquiror with sufficient time to evaluate such information.
          (b) The Acquiror shall give notice to the Company promptly upon becoming aware of (i) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would reasonably be expected to cause any condition to the obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of the Acquiror to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by its pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied (it being agreed that the giving of any such notice shall not constitute a waiver of the 15 day cure period after notice of breach set forth in Section 9.1(f)); provided, however, that the delivery of any notice pursuant to this Section 6.8(b) shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Company; provided further, that if (A) such notice relates to an event or circumstance occurring subsequent to the date hereof, (B) such notice is accompanied by a written statement from the Acquiror, informing the Company that the Company is entitled to terminate this Agreement in accordance with the provisions of Section 9.1(f) as a result of such notice (which statement shall be binding on the Acquiror) and (C) the Acquiror would, in fact, have the right to terminate this Agreement pursuant to Section 9.1(f) as a result of the information so disclosed in such notice and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purpose of Article VII of this Agreement such that the Sellers shall not be entitled to indemnification with respect to such matter to the extent of the information so disclosed; provided, further, that if such supplemental information is provided to the Company less than two (2) full Business Days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) Business Days to provide the Company with sufficient time to evaluate such information.
     SECTION 6.9 Specific Performance. Each of the Company, the Acquiror and the Merger Sub acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Company, the Acquiror and the Merger Sub agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.
      SECTION 6.10 Tax Matters.
          (a) Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company due after the Closing Date. Prior to filing any such Tax Return for periods or portions thereof beginning prior to the Closing Date (“Pre-Closing Tax Periods”), the Company shall permit the Stockholders’ Representative to review and comment on such Tax Return to the extent it relates to the portion of the period ending on the Closing Date.
          (b) Acquiror, the Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.
          (c) If, subsequent to the Closing, Acquiror or the Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”), then within thirty (30) days after receipt of such notice, Acquiror shall notify the Stockholders’ Representative of such notice. The Stockholders’ Representative shall have the right to control the conduct and resolution of any such Tax Contest that could reasonably be expected to result in an indemnification obligation of the Sellers under Section 7.1 of this Agreement, provided, however, that if any of the issues raised in such Tax Contest could adversely affect the liability for Taxes of the Company for a Tax period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”), then the Stockholders’ Representative shall afford Acquiror the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could adversely affect the liability for Taxes of the Company in any Post-Closing Tax Period. If the Stockholders’ Representative shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so, then Acquiror shall have the right to control the conduct and resolution of such Tax Contest, provided that Acquiror shall keep the Stockholders’ Representative informed of all material developments on a timely basis. Each party shall bear its own costs for participating in such Tax Contest. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.
          (d) Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on the Acquiror, any Company Party or the Sellers or any of their respective Affiliates shall be paid by the Sellers.
     SECTION 6.11 Israeli Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Authority an application for a ruling (a) confirming that (i) that the assumption of the Company Options and the conversion or replacement of Company Options into or with options to purchase shares of Acquiror Common Stock in accordance with Section 2.7 (Company Options that are assumed, converted or replaced by Acquiror in accordance with Section 2.7 being referred to as “Assumed Options”) will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of such Assumed Options, or in the case of Assumed Options that are part of a “Section 102 Plan,” until the actual sale of the underlying shares of Acquiror Common Stock by the holders of such Assumed Options; and (ii) that the “lock-up period” under any “Section 102 Plan” will continue to run and will not be restarted as a result of the assumption of the Assumed Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”) and (b) that either: (i) exempts Acquiror, the Paying Agent and the Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or as part of the assumption, conversion or replacement of Company Options, or clarifying that no such obligation exists; or (ii) clearly instructs Acquiror, the Paying Agent or the Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Capital Stock or Company Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Withholding Tax Pre-Ruling”). Each of the Company and Acquiror shall, and shall instruct their Representatives to, coordinate all activities and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Option Tax Ruling and the Israeli Withholding Tax Pre-Ruling, as promptly as practicable.
      SECTION 6.12 Officer and Director Indemnification and Insurance.
          (a) Acquiror and Merger Sub agree that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company Parties, as provided in the respective certificates of incorporation or by-laws or in indemnification or other agreements as in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than seven years after the Closing Date.
          (b) Prior to the Closing Date, the Company shall have the right to obtain a non-cancelable run-off insurance policy, for a period of seven years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or any Subsidiary on or prior to the Closing Date; provided that the entire cost of such policy shall either be fully paid prior to the Closing or accrued for on the Preliminary Closing Balance Sheet and the Closing Balance Sheet.
     SECTION 6.13 Acquiror Retention Program. Prior to the Effective Time, the Acquiror shall implement the retention bonus program (the “Retention Program”) set forth on Schedule 6.13.
     SECTION 6.14 FIRPTA. Prior to the Closing, (i) the Company shall deliver to the Acquiror and to the Internal Revenue Service notices that the Company Capital Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Sellers shall deliver to the Acquiror certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Acquiror does not receive either the notices or the certifications described above on or before the Closing Date, the Acquiror, the Merger Sub, or their agents shall be permitted, pursuant to Section 3.3, to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
     SECTION 6.15 List of Non-Audit Services. Not less than three (3) Business Days prior to the Closing Date, the Company shall provide to the Acquiror a true and complete list of all non-audit services performed by the Company’s auditors for the Company since January 1, 2003 in detail reasonably requested by the Acquiror.
     SECTION 6.16 Acceleration of Company Options. Not less than three (3) Business Days prior to the Closing Date, the Company shall provide evidence reasonably satisfactory to Acquiror that the Company has accelerated the vesting (effective immediately prior to the Effective Time), on a pro rata basis, of 73.5% of all unvested Company Options existing as of the Effective Time.
     SECTION 6.17 Benefits to Continuing Employees; Service Credit.
          (a) Following the Effective Time, the Acquiror will or will cause the Surviving Corporation to provide to those employees of the Surviving Corporation or any of its Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time, benefits that, in the aggregate, are comparable to the total benefits provided to similarly situated employees of the Acquiror or its Subsidiaries. Except as contemplated by Section 6.18, nothing in this Section 6.17 shall prevent Acquiror from changing its compensation and benefits structure at any time or terminating any employee at any time.
          (b) Following the Effective Time, the Acquiror will give each employee of the Surviving Corporation or any of its Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any Acquiror Employee Plans and (ii) determination of benefit levels under any Acquiror Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Acquiror shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Acquiror and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Acquiror Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Acquiror or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section

414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Acquiror or a Subsidiary of the Acquiror.
     SECTION 6.18 Employment Letters. Not less than three (3) Business Days prior to the Closing Date, the Acquiror shall deliver to each of the individuals listed on Schedule 6.18 a letter addressing the employment matters set forth on Schedule 6.18.
     SECTION 6.19 Tangible Assets. Not less than three (3) Business Days prior to the Closing Date, the Company shall provide to the Acquiror a true and complete list as of a date not earlier than 30 days prior to the Closing Date of (a) all fixed assets (within the meaning of GAAP) of the Company or its Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Balance Sheet Date, and (b) all other assets of a tangible nature (other than inventories) of the Company or its Subsidiaries.
     SECTION 6.20 Permit Application. Within 14 days after the Acquirer’s written request, the Company shall apply for a permit from the Israeli Ministry of Industry, Commerce and Labor, to allow the Company to employ its employees during week ends rest day under the Israeli Work and Rest Hours Law. The Acquirer shall cooperate and cause its Representatives to cooperate with the Company in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such permit.
ARTICLE VII
INDEMNIFICATION
     SECTION 7.1 Indemnification by the Sellers. Upon the Closing of the Merger and subject to the limitations set forth in Section 7.3 below, each of the Sellers, on a basis providing for equal culpability, agrees to indemnify Acquiror, its officers, directors and Affiliates and the Company (the “Acquiror Indemnitees”) and hold them harmless against any Loss incurred or suffered by any Acquiror Indemnitee resulting from, relating to or constituting:
          (a) the breach, as of the date of this Agreement or as of the Closing Date, by the Company of any representation or warranty made by the Company contained in Article IV of this Agreement or any agreement or instrument furnished by the Company to the Acquiror pursuant to this Agreement;
          (b) the breach, as of the date of this Agreement or as of the Closing Date, by the Company of any covenant or agreement made by the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Acquiror pursuant to this Agreement;
          (c) any failure of any holder of Company Capital Stock to have good, valid and marketable title to the issued and outstanding shares of Company Capital Stock issued in the name of such holder, free and clear of all Encumbrances;
          (d) an amount equal to the difference between (i) four (4) times the revenue for the month ended September 30, 2005 under each of the Contracts listed in Section 7.1(d) of the Company Disclosure Schedule which is terminated within four (4) months after the Closing Date minus (ii) the actual revenue received by the Acquiror under each such contract, in each case unless such termination occurs after the receipt of a consent from such contract counterparty to the transactions contemplated by this Agreement; or
          (e) the matters set forth in Item 3 of Section 4.10 of the Company Disclosure Schedule.
     SECTION 7.2 Indemnification by the Acquiror. Upon the Closing of the Merger and subject to the limitations set forth in Section 7.3 below, the Acquiror shall indemnify the Sellers in respect of, and hold them harmless against, any and all Losses incurred or suffered by the Sellers resulting from, relating to or constituting:
          (a) the breach, as of the date of this Agreement or as of the Closing Date, by the Acquiror of any representation or warranty made by the Acquiror contained in Article V of this Agreement or any agreement or instrument furnished by the Acquiror to the Company pursuant to this Agreement; or
          (b) the breach, as of the date of this Agreement or as of the Closing Date, by the Acquiror of any covenant or agreement made by the Acquiror contained in this Agreement or any agreement or instrument furnished by the Acquiror to the Company pursuant to this Agreement.
     SECTION 7.3 Limitations.
          (a) The indemnification obligations of the Sellers provided for in Section 7.1 above are subject to the following limitations:
          (i) Each Seller will be liable to an Acquiror Indemnitee with respect to claims for Losses arising under Section 7.1(a) above only if such Acquiror Indemnitee gives the Stockholders’ Representative written notice thereof (together with a reasonably detailed description of the basis of such claim, to the extent then known) on or prior to the date twelve months after the Closing (the “Expiration Date”); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.9 or 4.16, which shall survive the Closing for three (3) years;
          (ii) Each Seller will be liable to an Acquiror Indemnitee with respect to claims for Losses arising under Section 7.1(b) above only if such Acquiror Indemnitee gives the Stockholders’ Representative written notice thereof (together with a reasonably detailed description of the basis of such claim, to the extent then known) on or prior to the Expiration Date; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.1(b) relating to a breach of the covenants set forth in Sections 6.1 (other than Section 6.1(b)(xvi), which covenant shall expire on the Expiration Date), 6.5 and 6.10, which shall survive the Closing for three (3) years;
          (iii) Each Seller will be liable to an Acquiror Indemnitee with respect to claims for Losses arising under Section 7.1(c) above only if such Acquiror Indemnitee gives the Stockholders’ Representative written notice thereof (together with a reasonably detailed description of the basis of such claim, to the extent then known) on or prior to the date three (3) years after the Closing;
          (iv) Each Seller will be liable to an Acquiror Indemnitee with respect to claims for Losses arising under Section 7.1(d) above only if such Acquiror Indemnitee gives the Stockholders’ Representative written notice thereof (together with a reasonably detailed description of the basis of such claim, to the extent then known) on or prior to the Expiration Date;
          (v) Each Seller will be liable to an Acquiror Indemnitee with respect to claims for Losses arising under Section 7.1(e) above only if such Acquiror Indemnitee gives the Stockholders’ Representative written notice thereof (together with a reasonably detailed description of the basis of such claim, to the extent then known) on or prior to the date three (3) years after the Closing;
          (vi) With respect to claims for Losses arising under Section 7.1(a) above, the Sellers will not be liable for any such Loss until the aggregate amount of all such Losses exceeds $1,000,000 (at which time claims may be made for all Losses incurred or sustained in excess of such amount); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2(a), 4.3(a), (b) and (c), 4.9 or 4.16;
          (vii) Except as set forth in Section 7.3(a)(vi) below, any Acquiror Indemnitee may recover from the Sellers any indemnification with respect to claims for Losses arising under Section 7.1 above only by making claims in accordance with the Escrow Agreement and only against the amounts in the Escrow Fund; and
          (viii) Notwithstanding anything to the contrary in this Section 7.3(a), nothing in this Article VII shall prevent any Acquiror Indemnitee from seeking recovery directly from any Seller for Losses from (A) fraud against any Acquiror Indemnified Party, (B) claims that the Company or any of its Representatives made a representation in Article IV with the actual knowledge that such representation was untrue, (C) claims relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.9 or 4.16 or (D) claims under Sections 7.1(b) or (c); provided, however, that the Acquiror shall not attempt to collect any Losses directly from any Seller unless there are insufficient unclaimed funds available in the in escrow to satisfy such claim pursuant to the Escrow Agreement. Notwithstanding anything to the contrary in this Article VII, no Seller shall be liable for any Losses pursuant to Section 7.1 (including any claim covered by 7.3(a)(viii)(A) or (B)) in excess of the lesser of (X) 125% of such Seller’s pro rata share (based upon the ratio that the aggregate Merger Consideration payable to such Seller bears to the aggregate Merger Consideration) of such Losses and (Y) the net aggregate dollar amounts actually paid to such Seller pursuant to any of the provisions of this Agreement or the Escrow Agreement.

          (b) The indemnification obligations of the Acquiror provided for in Section 7.2 above are subject to the following limitations:
          (i) Acquiror will be liable to a Seller with respect to claims for Losses arising under Section 7.2(a) above only if such Seller gives the Acquiror written notice thereof (together with a reasonably detailed description of the basis of such claim, to the extent then known) on or prior to the Expiration Date; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to (A) Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 5.1, 5.2 or 5.3, which shall survive the Closing for three (3) years, or (B) Section 7.2(b) relating to a breach of the covenants set forth in Sections 6.12 and 6.13, which shall survive the Closing for three (3) years.
          (ii) With respect to claims for Losses arising under Section 7.2(a) above, the Acquiror will not be liable for any such Loss until the aggregate amount of all such Losses exceeds $1,000,000 (at which time claims may be made for all Losses incurred or sustained in excess of such amount); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 5.1, 5.2(a) or 5.3 which shall survive the Closing without limitation;
          (iii) Except as set forth in Section 7.3(b)(iv) below, Acquiror’s aggregate liability under Section 7.2 above shall not exceed $13,600,000; and
          (iv) Notwithstanding anything to the contrary in this Section 7.3(b), nothing in this Article VII shall prevent any Seller from seeking recovery for Losses in excess of $13,600,000 from (A) fraud against any Seller, (B) claims that the Acquiror or any of its Representatives made a representation in Article V with the actual knowledge that such representation was untrue, (C) claims relating to a breach of the representations and warranties set forth in Sections 5.1, 5.2 or 5.3 or (D) claims under Sections 7.2(b).
          (c) No Duty to Inquire. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) except as otherwise provided in Sections 6.8(a) or (b), any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
     SECTION 7.4 Escrow Fund and Indemnification Procedures.
          (a) Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Date and shall terminate at 5:00 p.m., New York local time, on the Expiration Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to the aggregate amount of Losses (the “Withheld

Funds”) specified in any Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period and for which indemnification in full has not been received pursuant to this Article VII in satisfaction thereof. “Officer’s Certificate” shall mean a certificate signed by any Indemnified Party (or in the case of an Indemnified Party that is not a natural Person, an officer thereof): (i) stating that such Indemnified Party has paid, sustained, incurred, or accrued, or reasonably expects to pay, sustain, incur or accrue, Losses, and (ii) specifying in reasonable detail (to the extent then known) the Losses included in the amount so stated or the basis for such Losses, and the nature of the misrepresentation or breach of warranty to which such item is related (if any).
          (b) Distribution upon Termination of Escrow Period. The Escrow Agent shall distribute the Escrow Fund in accordance with the terms of the Escrow Agreement.
          (c) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the termination of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.4(d) hereof, deliver to the Acquiror, as promptly as practicable, an amount from the Escrow Fund equal to such Losses (the “Payment Amount”).
          (d) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by the Acquiror to the Stockholders’ Representative, and for a period of thirty (30) days after the receipt thereof by the Stockholders’ Representative, the Escrow Agent shall make no delivery to Acquiror of any Escrow Amount pursuant to Section 7.4(c) hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Representative to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of the Payment Amount pursuant to Section 7.4(c); provided that no such payment or delivery may be made if the Stockholders’ Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and the Acquiror prior to the expiration of such 30-day period.
          (e) Resolution of Conflicts. In case the Stockholders’ Representative shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund within thirty (30) days after receipt of such Officer’s Certificate by the Stockholders’ Representative, the Stockholders’ Representative and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative and the Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. If, after a good faith attempt to agree the Stockholders’ Representative and the Acquiror are unable to agree on a resolution of the matter, they shall be free to litigate the matter, in accordance with the provisions of Section 10.11.
          (f) Notice of Claim. Any Person making a claim for indemnification pursuant to Article VII (an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”)

promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by any third party; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Article VII, except to the extent that such failure materially harms the Indemnifying Party. Such notice must contain a reasonable description of the claim and the nature and amount of such Loss, in each case to the extent then known.
          (g) Indemnification Procedure. The Indemnifying Party shall have the right, at its sole discretion and expense, to be represented by counsel of its choice, reasonably satisfactory to the Indemnified Party, and to assume the defense of any Proceeding that relates to any Losses for which indemnification may be sought hereunder; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VII, (B) the ad damnum is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article VII and the unclaimed balance of the Escrow Fund, and (C) an adverse resolution of the Proceeding would not have a material adverse effect on the goodwill or reputation of the Indemnified Party or the business, operations or future conduct of the Indemnified Party and (ii) the Indemnifying Party may not assume control of the defense of an Proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Proceeding, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding. The fees and expenses of counsel to the Indemnified Party with respect to an Proceeding shall be considered Losses for purposes of this Agreement if (I) the Indemnified Party controls the defense of such Proceeding pursuant to the terms of this Section 7.4(g) or (II) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. Except as provided in Section 7.4(h) below, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (h) Right to Settle Certain Claims. Notwithstanding the other provisions of this Section 7.4, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Losses which the Indemnified Party proves, by a preponderance of the evidence, it is entitled to recover pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, the reasonableness of the amount the Indemnified Party expended to satisfy such obligation, or the amount, if any, for which it is entitled to indemnification, under the terms of this Article VII), it being agreed that the amount the Indemnified Party paid in connection with such settlement shall not, in and of itself, constitute conclusive evidence of the amount of Losses the Indemnified Party is entitled to recover under this Article VII.
          (i) Net Losses. Notwithstanding anything to the contrary contained herein, the parties acknowledge that (i) any insurance proceeds that are actually obtained by the Indemnified Party with respect to Losses and (ii) any recoveries that are actually obtained by the Indemnified Party from any third party shall be taken into account in calculation of the Losses incurred or suffered by the Indemnified Party to the extent the Indemnified Party’s Losses are actually reduced as a result thereof; provided, however, that no Indemnified Party shall be obligated to pursue any such insurance proceeds or other recovery.
          (j) Adjustment for Indemnification Payments. Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the purchase price paid to the Sellers for tax purposes.
ARTICLE VIII
CONDITIONS TO CLOSING
     SECTION 8.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) The representations and warranties of Acquiror and Merger Sub set forth in Article V, taken as a whole, shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date or, in the case of representations and warranties which expressly address matters only as of a particular date, as of such date; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Acquiror and Merger Sub at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) the Company shall have received a certificate signed by an officer of each of Acquiror and Merger Sub, dated as of the

Closing Date, certifying, without qualification as to materiality or knowledge, as to the matters set forth in clauses (i) and (ii) of this Section 8.1(a).
          (b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.
          (c) Anti Trust Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act and applicable foreign antitrust or trade regulation laws, if any, shall have expired or otherwise been terminated.
          (d) Stockholder Approval. The Company Capital Stockholder Approvals shall have been obtained.
          (e) Retention Plan. The Acquirer shall have established the Retention Plan in accordance with the provisions of Section 6.13.
     SECTION 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Acquiror, at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Article IV, taken as a whole, shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date or, in the case of representations and warranties which expressly address matters only as of a particular date, as of such date; (ii) the covenants and agreements set forth in this Agreement to be performed or complied by the Company at or prior to the Closing shall have been performed or complied with in all material respects and (iii) Acquiror shall have received a certificate signed by the President or Chief Financial Officer of the Company, dated as of the Closing Date, certifying, without qualification as to materiality or knowledge, as to the matters set forth in clauses (i) and (ii) of this Section 8.2(a).
          (b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.
          (c) Anti Trust Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act and applicable foreign antitrust or trade regulation laws, if any, shall have expired or otherwise been terminated.
          (d) Stockholder Approval. The Company Capital Stockholder Approvals shall have been obtained.

          (e) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event, change or development that would reasonably be expected to result in a Material Adverse Effect.
          (f) Court Proceedings. There shall not be pending any Action which would reasonably be expected to result in an unfavorable injunction, judgment, order, decree, ruling or charge that would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
          (g) Termination of 401(k). Unless informed by the Acquiror in writing five (5) business days prior to the Closing, the Company’s 401(k) plan shall have been terminated not later than the day immediately prior to the Closing Date.
          (h) Dissenting Shares. Not less than 95% of the number of outstanding shares of Company Capital Stock as of the Effective Time shall have voted in favor of the adoption of this Agreement.
          (i) Third Party Consents. The Company shall have obtained at its own expense, and shall have provided copies thereof to the Acquiror, all consents required under any Contract to which the Company or any of its Subsidiaries is a party not listed in Section 4.15 of the Company Disclosure Schedule which are material to the conduct of the business of the Company and its Subsidiaries.
          (j) Resignations. The Acquiror shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Acquiror designates, by written notice to the Company, as unnecessary).
          (k) Opinion. The Acquiror shall have received from counsel to the Company, the Subsidiaries and the Sellers opinions in the forms attached hereto as Exhibit B and Exhibit C, addressed to the Acquiror and dated as of the Closing Date;
          (l) Other Deliveries. The Company shall have delivered to Acquiror: (i) certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and taking the actions set forth in Section 2.7; (ii) certified copies of the resolutions duly adopted by the Company’s stockholders, including each required class vote, with respect to the Company Capital Stockholder Approvals; (iii) a certified copy of the resolutions duly adopted by the Company’s Board of Directors approving the termination of the Company’s 401(k) plan immediately prior to the Closing; (iv) a certificate of good standing of the Company, as of the most recent practicable date, from the Secretary of State of Delaware and each jurisdiction in which the Company is qualified to do business as a foreign jurisdiction and (v) a certificate of good standing of each Subsidiary in its jurisdiction of organization and each jurisdiction in which the such Subsidiary is qualified to do business as a foreign jurisdiction.

ARTICLE IX
TERMINATION
     SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by the mutual written consent of Acquiror, Merger Sub and the Company;
          (b) by either the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before February 28, 2006, unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(b);
          (c) by either the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, by written notice to the other party, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable;
          (d) by Acquiror, on 20 Business Days’ written notice to the Company, if there shall have been any event, development or change of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect has not been cured prior to such termination becoming effective;
          (e) by Acquiror, by giving written notice to the Company, in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the condition set forth in clause (i) or (ii) of Section 8.2(a) not to be satisfied and (ii) is not cured within 15 days following delivery by the Acquiror to the Company of written notice of such breach; and
          (f) by the the Company, by giving written notice to the Acquiror, in the event the Acquiror or the Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the condition set forth in clause (i) or (ii) of Section 8.1(a) not to be satisfied and (ii) is not cured within 15 days following delivery by the Company to the Acquiror of written notice of such breach.
     SECTION 9.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful breach of any representation, warranty, agreement or covenant hereunder; and provided further, that notwithstanding the foregoing, the terms of Section 6.3, this Section 9.2 and Article X shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.1 Survival of Representations, Warranties and Covenants. Except as otherwise provided in, and subject to the limitations set forth in, Section 7.3, the representations, warranties and covenants or other agreements set forth in this Agreement, or in any certificate, instrument or other document delivered pursuant to or in connection with this Agreement, shall survive the Closing for a period of twelve (12) months.
     SECTION 10.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.
     SECTION 10.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two (2) Business Days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.3, when transmitted and receipt is confirmed and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
          (a) if to the Company (prior to the Closing), to:
Cyota, Inc.
1040 Avenue of the Americas
New York, NY 10018
Facsimile: (212) 977-5457
Attention: Chief Financial Officer
with a copy (which shall not constitute notice) to:
Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Rd.
Ramat Gan 52506
Israel
Facsimile: 972-3-6103111
Attention: David S. Glatt

          (b) if to Acquiror or Merger Sub or, if after the Closing, to the Company, to:
RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Facsimile: (781) 301-5170
Attention: President
with a copy (which shall not constitute notice) to:
RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Facsimile: (781) 515-5450
Attention: General Counsel
and to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Telecopy: (617) 526-5000
Attn: Hal J. Leibowitz
          (c) if to the Stockholders’ Representative, to:
Andrew L. Zalasin
General Partner
RRE Ventures
126 East 56th Street
New York, NY 10022
Facsimile: 212-418-2720
     SECTION 10.4 Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall use commercially reasonable efforts to consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.
     SECTION 10.5 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this

Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires and the term “it” shall be deemed to also refer to a natural person as the context requires; and (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified.
     SECTION 10.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.
     SECTION 10.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     SECTION 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.
     SECTION 10.9 No Third Party Beneficiaries. Except as specifically provided in Article VII, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     SECTION 10.10 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement; provided, however, that any amendment effected subsequent to the Company Capital Stockholder Approval shall be subject to any restrictions contained in the DGCL. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.
     SECTION 10.11 Governing Law; Consent to Jurisdiction. Except to the extent that the laws of the jurisdiction of organization of any party hereto are mandatorily applicable to the Merger or mandatorily applicable to matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

     SECTION 10.12 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.
     SECTION 10.13 Designation of the Stockholders’ Representative.
          (a) Each Seller, by his or her adoption of this Agreement or by his or her acceptance of the Merger Consideration, hereby designates Andrew Zalasin as the representative and attorney in fact of such Seller (the “Stockholders’ Representative”) for all purposes of this Agreement and related agreements, including, without limitation, full power and authority on behalf of such Seller to: (i) take all actions necessary in connection with the post-closing implementation of this Agreement and related agreements; (ii) negotiate, settle, compromise and otherwise handle all claims for indemnification made by an Acquiror Indemnitee pursuant to this Agreement; (iii) enter into the Escrow Agreement and to act pursuant thereto; and (iv) enter into a waiver or amendment of the Escrow Agreement or the Agreement after the Closing; provided, however, that this Section 10.13 shall not authorize or empower the Stockholders’ Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Sellers or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Seller. Without implying that other actions would constitute an improper discrimination, each of the Sellers agrees that discrimination between or among Sellers solely on the basis of the respective number of Shares held by each Seller shall not be deemed to be improper. Each of the Sellers hereby agrees that his, her or its appointment of the Stockholders’ Representative under this Section 10.13 is irrevocable and is coupled with an interest. The Stockholders’ Representative shall not receive any compensation for serving as such and agrees that his interest in the transactions contemplated by this Agreement constitutes good, valuable and sufficient consideration for serving as such.
          (b) In the event that the Stockholders’ Representative dies, becomes legally incapacitated or resigns from such position, Scott Ring shall be the Stockholders’ Representative (and, if both Andrew Zalasin and Scott Ring have died, become legally incapacitated or resigned, then such Person as is appointed by the stockholders of the Company who held a majority of the outstanding shares of Company Capital Stock immediately prior to the Effective Time shall be the Stockholders’ Representative); however, no change in the Stockholders’ Representative shall be effective prior to the delivery to Acquiror of written notice thereof from the stockholders of the Company who held a majority of the shares of Company Capital Stock immediately prior to the Effective Time.
          (c) As among the Sellers, the Stockholders’ Representative shall be fully justified and protected in relying upon any document or information furnished to him by any Seller, upon any evidence deemed by the Stockholders’ Representative to be reliable and upon any advice of counsel selected by him. As among the Sellers, the Stockholders’ Representative shall be fully justified and protected in failing or refusing or delaying to take any action unless he shall have received such advice of counsel or approval of such Seller as he deems appropriate or unless he shall have been expressly indemnified to his satisfaction by all Sellers.
          (d) All decisions and actions by the Stockholders’ Representative which are taken in good faith shall be binding upon the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Representative shall have no duties or obligations hereunder except those specifically set forth in this Agreement and in the Escrow Agreement and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement. Each Seller shall, jointly and severally, indemnify and hold harmless the Stockholders’ Representative and its successors, permitted assigns, Affiliates, directors, officers, employees and agents (collectively, “Stockholders’ Representative Indemnitees”) against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts (collectively “Stockholders’ Representative Expenses”) incurred by a Stockholders’ Representative Indemnitee in connection with any Action, suit or proceeding to which such Stockholders’ Representative Indemnitee is made a party by reason of the fact it is or was acting as, on behalf of or in connection with, the Stockholders’ Representative under this Agreement or its relationship to the Stockholders’ Representative, and shall promptly reimburse the Stockholders’ Representative for all Stockholders’ Representative Expenses upon request therefor, except for fraud or actions or omissions taken in bad faith. No Stockholders’ Representative Indemnitee nor any agent employed by it shall incur any liability to any stockholder of the Company, holder of Company Options or holder of Warrants relating to the performance of its duties hereunder except for actions or omissions constituting fraud, gross negligence or willful misconduct, or taken or omitted to be taken in bad faith. Without prejudice to the foregoing, no Stockholders’ Representative Indemnitee shall have liability in respect of any action, claim or proceeding brought against the Stockholders’ Representative Indemnitee by any Seller if the Stockholders’ Representative took or omitted taking any action in good faith.
     SECTION 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RSA SECURITY INC.,
a Delaware corporation

/s/ Arthur W. Coviello, Jr.
Name: Arthur W. Coviello, Jr.
Title: President and Chief Executive Officer

POWDER ACQUISITION CORPORATION,
a Delaware corporation

/s/ Robert Nault

Name: Robert Nault
Title: President

CYOTA, INC., a Delaware corporation

/s/ Naftali Bennett

Name: Naftali Bennett
Title: Chief Executive Officer

Solely with respect to Sections 2.10, 3.2 and 6.10 and Articles VII and XI hereof, in its capacity as Stockholders’ Representative:
Stockholders’ Representative:
/s/ Andrew Zalasin

Name: Andrew Zalasin

Exhibit A
ESCROW AGREEMENT
          ESCROW AGREEMENT (the “Agreement”), dated as of                     , 2005, among (i) RSA Security Inc., a Delaware corporation (“Acquiror”), (ii) Andrew Zalasin as the Sellers’ representative (the “Stockholders’ Representative”), and (iii) Boston Trust & Investment Management Company, as Escrow Agent (the “Escrow Agent”).
W I T N E S S E T H :
          WHEREAS, the Acquiror, Cyota, Inc., a Delaware corporation (the “Company”), the Stockholders’ Representative and Powder Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), entered into an Agreement and Plan of Merger dated                     , 2005 (the “Purchase Agreement”) providing for the merger of Merger Sub with and into the Company, and setting forth certain covenants and conditions in respect thereof; and
          WHEREAS, the Purchase Agreement provides that a certain portion of the Merger Consideration to be paid by the Acquiror to the Sellers (as defined below) thereunder shall be held in escrow pursuant to this Agreement; and
          WHEREAS, the Acquiror, the Sellers and the Stockholders’ Representative desire that the Escrow Agent hold and release such escrowed consideration, and the Escrow Agent is willing to do so, on the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
1.	Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.

“Debt” means with respect to any person at any date, without duplication: (i) all amounts owed (including unpaid interest thereon) in respect of borrowed money; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit other than the standby letters of credit issued as security for the Company’s leased premises (whether or not drawn) and bankers acceptances issued for the account of such person; and (iv) all guarantees of such person in connection with any of the foregoing.

“Liability” means any and all Debts, liabilities and obligations of any kind or nature, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Loss” means any Liability, loss, damage, claim, cost, expense (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings relating to a third party action or an indemnification claim under Article VII of the Purchase Agreement), monetary damages, fines, fees, penalties, interest obligations or deficiencies.

“Sellers” mean, collectively, the Company’s stockholders receiving Merger Consideration pursuant to Sections 2.1 and 3.6 of the Purchase Agreement. Each of the Sellers and their respective portion of the Escrow Fund as well as their contact details and bank account / wire instructions are listed on Exhibit A attached hereto.

2.	Appointment of Escrow Agent. The Escrow Agent is hereby constituted and appointed as escrow agent hereunder.

3.	Escrow Fund. The Acquiror simultaneously herewith delivers to the Escrow Agent, in accordance with the Purchase Agreement, an amount in cash equal to US$13,600,000 (the “Escrow Cash”) to be held by the Escrow Agent in accordance with the terms of this Agreement (Escrow Cash so held by the Escrow Agent, from time to time, together with any additional deposits made by Acquiror upon determination of the Adjusted Base Purchase Price and with any interest or other income earned thereon, being hereinafter referred to as the “Escrow Funds”). By wire transfer of the Acquiror payable to the Escrow Agent, the Acquiror shall make a payment of 10% of the amount of any increase in the Preliminary Base Purchase Price pursuant to Section 2.10(h)(iii) of the Purchase Agreement in accordance with Section 2.11 of the Purchase Agreement. The Escrow Agent hereby agrees to act with respect to the Escrow Funds as hereinafter set forth. The Escrow Funds will be retained by the Escrow Agent for safekeeping pursuant to the terms hereof (a) as security for the indemnity obligations of the Sellers under Article VII of the Purchase Agreement, (b) to satisfy, in accordance with Sections 2.10 and 2.11 of the Purchase Agreement, any post-closing adjustment obligations to the Acquiror pursuant to Section 2.10(h)(i) of the Purchase Agreement and (c) to receive into the Escrow Funds 10% of any increase in the Preliminary Base Purchase Price as set forth in Sections 2.10 and 2.11 of the Purchase Agreement in the event of an increase to the Preliminary Base Purchase Price under Section 2.10(h)(iii).

4.	Release of Escrow Funds. The Escrow Agent shall release the Escrow Funds only in accordance with the provisions of this Section 4.
4.1.	In the event that Acquiror desires to seek an indemnification claim hereunder, Acquiror shall provide the Escrow Agent with a written notice signed by the Acquiror (a “Notice of Claim”) (i) informing the Escrow Agent that an indemnification event has occurred pursuant to the Purchase Agreement, (ii) stating that the Acquiror has paid, sustained, incurred, accrued or become subject to Losses, or may pay, sustain, incur, accrue or become subject to Losses, and (iii)

2

specifying in reasonable detail (to the extent then known) the individual items of Losses included in the amount so stated or the basis for such Losses, and the nature of the misrepresentation or breach of warranty to which such item is related (if any) (the amount so claimed being hereinafter referred to as the “Claim Amount”). Such Notice of Claim shall be sent by the Acquiror to the Escrow Agent and to the Stockholders’ Representative simultaneously.

4.2.	If the Escrow Agent receives a Notice of Claim and within thirty (30) days after the receipt by the Escrow Agent of such Notice of Claim does not receive written notice from the Stockholders’ Representative objecting to such Notice of Claim and disputing the claim in full or any Claim Amount set forth in such Notice of Claim (a “Dispute Notice”), which Dispute Notice sets forth in reasonable detail the basis for such dispute and the amount of the Claim Amount which the Stockholders’ Representative objects to being claimed by the Acquiror in respect of the Notice of Claim, the Escrow Agent will release to Acquiror, on behalf of the Sellers, Escrow Funds equal to the Claim Amount specified in such Notice of Claim within three (3) Business Days after the expiration of such 30-day period. The Stockholders’ Representative shall send a copy of any Dispute Notice to the Acquiror at the same time such Dispute Notice is sent to the Escrow Agent.

4.3.	If the Escrow Agent receives a Dispute Notice that relates to a Notice of Claim within thirty (30) days after the receipt by the Stockholders’ Representative of such Notice of Claim, the Escrow Agent (a) will, in respect of such Notice of Claim, release to the Acquiror Escrow Funds equal to the portion, if any, of the Claim Amount specified in such Notice of Claim which is not objected to in such Dispute Notice, within three (3) Business Days after the receipt of such Dispute Notice, and (b) will release Escrow Funds in respect of such portion of the Claim Amount which is objected to in such Dispute Notice only upon its receipt of either (i) a joint notice of release or memorandum signed by the Stockholders’ Representative and the Acquiror directing the Escrow Agent to deliver Escrow Funds equal to all or any portion of such disputed Claim Amount, which joint notice the parties agree to deliver to the Escrow Agent promptly following resolution of such Notice of Claim, or (ii) a final, non-appealable order by a court of competent jurisdiction or an arbitral award (each, a “Final Order”), directing the Escrow Agent to disburse Escrow Funds equal to the amount set forth in such Final Order.

4.4.	In case the Stockholders’ Representative shall provide a Dispute Notice with respect to any Notice of Claim in

3

accordance with Section 4.3 above, the Stockholders’ Representative and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative and the Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. If, within thirty (30) days after receipt of a Dispute Notice, the Stockholders’ Representative and the Acquiror are unable to agree on a resolution of the matter, the parties shall be free to litigate the matter, in accordance with the provisions of Section 13.

4.5.	Pursuant to Section 2.11 of the Purchase Agreement, a payment by wire transfer shall be made from the Escrow Fund to the Acquiror in the case of a decrease between the Adjusted Base Purchase Price and the Preliminary Base Purchase Price pursuant to Section 2.10(h)(i) of the Purchase Agreement. The Acquiror and the Stockholders’ Representative shall jointly notify the Escrow Agent within three (3) Business Days after any such determination is made pursuant to the terms of the Purchase Agreement, and the Escrow Agent shall make the payment in the amount set forth in such notice within three (3) Business Days following its receipt of such notice.

4.6.	Within three (3) Business Days after [ ] [enter 1 year anniversary from Closing Date] (such date, the “Termination Date”), the Escrow Agent shall release to the Sellers (in such proportions as set forth in Exhibit A) all remaining Escrow Funds then held by the Escrow Agent less any Escrow Funds equal to all amounts that are either subject to any unresolved Dispute Notices (including any amounts subject to litigation under the terms of this Agreement) or are due to be released or disbursed under a Notice of Claim, joint notice of release or memorandum or Final Order. In the event that any Escrow Funds are not released to the Sellers pursuant to the first sentence of this Section 4.6, then any such remaining Escrow Funds shall be released or disbursed only in accordance with Sections 4.1, 4.2 and 4.3 hereof. Any distributions made to the Sellers pursuant to this Section 4 shall be made in such proportions as set forth in Exhibit A.

4.7.	The Escrow Agent shall, promptly after each release or disbursement of the Escrow Funds set forth in this Section 4, deliver to the Stockholders’ Representative and the Acquiror a notice setting forth the aggregate amount of the Escrow

4

Funds so released or disbursed to the Sellers or the Acquiror and the balance of the Escrow Funds as of such date.

4.8.	Any release or disbursement of Escrow Funds shall be made by delivery of a check for United States dollars, issued by the Escrow Agent, as maker, by recognized overnight delivery service, return receipt requested, to the address of the party entitled to receive such payment as set forth in Section 12 of this Agreement or as set forth in Exhibit A (as applicable) (in such proportions as set forth in Exhibit A).
5.	[Intentionally omitted]

6.	Transferability. Except as expressly set forth in this Agreement, the interest of the Sellers, the Acquiror, or the Escrow Agent in the Escrow Funds shall not be assignable or transferable, other than by operation of law; provided however, that each such assignee or transferee agrees in writing to be bound by all the terms and conditions of this Agreement as if he were an original party hereto and further provided that the assignor provides the other parties hereto prior written notice of such assignment or transfer. The Escrow Funds shall be held as a trust fund and none of the Sellers or any party hereto shall pledge, grant a lien or other security interest, grant an option or otherwise encumber its interests in the Escrow Funds. Any assignment, transfer or encumbrance of an interest in the Escrow Funds in violation of this Section 6 shall be void.

7.	Investment of Escrow Funds.
7.1.	The Escrow Agent shall invest the Escrow Funds, at the joint direction of the Acquiror and the Stockholders’ Representative, in (a) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (b) obligations (including certificates of deposit and bankers’ acceptances) of banks which at the date of their last public reporting had total assets in excess of $500,000,000, including those of the Escrow Agent if otherwise qualifying, (c) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa, and (d) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (a), (b) and (c). Absent other directions, the Escrow Agent will invest the Escrow Funds in B Shares of the SEI Government II Money Market Fund (the “SEI Fund”). The Escrow Agent represents that it receives an annual shareholders servicing fee from the SEI Fund for providing administrative services to the Escrow Agent’s clients who own shares in the SEI Fund. All interest and other income earned on such funds shall be added to, and become part of, the Escrow Funds. The Escrow Agent shall not be liable or responsible for any loss suffered in connection with any investment of funds made by it pursuant

5

hereto or in connection with the liquidation of any such investment prior to its maturity.

7.2.	Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds or any portion thereof shall be allocable to the Acquiror. The Escrow Agent will furnish to the Acquiror any information as may be necessary for tax preparation purposes by the Acquiror. Notwithstanding anything to the contrary contained in this Agreement, to the extent any of the investment income earned on the Escrow Funds is taxable income to the Acquiror, upon written request delivered by the Acquiror (with a copy to the Shareholders’ Representative) from time to time, the Escrow Agent shall distribute to the Acquiror from the Escrow Funds an amount reasonably estimated by the Acquiror to reimburse the Acquiror for the taxes resulting from such taxable income, such reimbursement amount not to exceed 40% of such taxable income.

7.3.	Certification of Tax Identification Number. The Acquiror agrees to provide the Escrow Agent with Acquiror’s certified tax identification number on a properly completed Form W-9 prior to the date on which any income earned on the investment of the Escrow Funds is credited to such Escrow Funds. The parties hereto understand that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended from time to time, may require withholding of a portion of any interest and other income earned on the investment of the Escrow Funds.
8.	[Intentionally omitted]

9.	Termination. This Agreement shall terminate upon release, in accordance with the provisions hereof, of all Escrow Funds. The obligations of the Acquiror and the Sellers to pay accrued fees to the Escrow Agent pursuant to Section 11.7 hereof and of the Acquiror and the Sellers to indemnify the Escrow Agent pursuant to Section 11.8 hereof shall survive any termination of this Agreement or replacement of the Escrow Agent hereunder.

10.	No Creditor Rights. The Acquiror and the Sellers shall be entitled to payments from the Escrow Funds solely in accordance with the terms hereof. No creditor of the Acquiror, the Company or the Sellers will have any rights in or to the Escrow Funds so long as such Escrow Funds remain subject to the terms of this Agreement.

11.	Matters Relating to the Escrow Agent.
11.1.	The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions

6

of any agreement other than this Agreement. Unless otherwise determined in this Agreement, the Escrow Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation, or revision of this Agreement, unless it is in writing and signed by the Acquiror and the Stockholders’ Representative, and received by the Escrow Agent, and, if the Escrow Agent’s duties as Escrow Agent hereunder are affected, unless the Escrow Agent shall have given its prior written consent thereto.

11.2.	The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written instructions or notices furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity or accuracy of any such document. The Escrow Agent shall be under no duty to solicit any funds that may be deliverable to it under the terms of this Agreement. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing jointly by the Acquiror and the Stockholders’ Representative or by a Final Order.

11.3.	The Escrow Agent will not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the rights and powers conferred upon it by this Agreement (other than actions or inactions in bad faith or for its gross negligence or willful misconduct), and may consult with outside counsel of its own choice and will be fully protected for any action taken by it hereunder in good faith and in accordance with the written opinion of such counsel.

11.4.	Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of such Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act upon at least 60 days’ prior written notice to the Acquiror and the Stockholders’ Representative; provided that Acquiror shall have the right within 30 days after receiving any such notice to appoint a different escrow agent, subject to the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

7

11.5.	The Escrow Agent may resign by giving written notice of such resignation to the Acquiror and the Stockholders’ Representative specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect; provided, however, that such resignation shall not become effective until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing and all consideration held in escrow pursuant to this Agreement has been transferred to such successor escrow agent. Promptly after such notice, the Acquiror and the Stockholders’ Representative will, by mutual agreement, appoint a successor escrow agent, such successor escrow agent to hold the consideration theretofore deposited with such Escrow Agent upon the resignation date specified in such notice. If a successor escrow agent is not appointed within 30 days after written notice of resignation by the Escrow Agent is received by the Acquiror and the Stockholders’ Representative, such Escrow Agent shall have the right to petition any court of competent jurisdiction for the appointment of a successor escrow agent.

11.6.	The Acquiror and the Stockholders’ Representative may by mutual agreement at any time substitute a new escrow agent(s) by giving 15 days’ notice thereof to the Escrow Agent then acting. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives delivery of all consideration held in escrow pursuant to this Agreement.

11.7.	The Acquiror, on the one hand, and the Sellers, on the other hand, shall each (i) pay to the Escrow Agent 50% its service fees as stated in Exhibit B attached hereto, and (ii) reimburse the Escrow Agent upon request for 50% of all reasonable expenses, disbursements and advances, including (1) bank transfer charges and (2) overnight delivery service charges and (iii) reasonable attorneys’ fees, incurred or made by it in connection with carrying out its duties hereunder. The Escrow Agent shall invoice each of the Acquiror and the Stockholders’ Representative (with respect to obligations of the Sellers) separately in accordance with the provisions of this Section 11.7. In releasing any amounts hereunder to the Stockholders’ Representative, the Escrow Agent may deduct therefrom and pay to itself the amount of any outstanding fees and expenses attributable to the Sellers payable to it pursuant to the terms of this Agreement. In the case of each such deduction, a written statement of such deductions and the basis therefor shall be concurrently delivered to the Acquiror and the Stockholders’ Representative.

11.8.	The Acquiror and the Sellers, jointly and severally, each agree to indemnify the Escrow Agent and its respective

8

shareholders, directors, officers, agents and employees for, and to hold them harmless as to any liability, claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, incurred by it by reason of, or relating to, it having accepted such appointment or in carrying out the terms and its duties hereof, other than as incurred by reason of such Escrow Agent’s gross negligence, bad faith or willful misconduct.

11.9.	Notwithstanding anything in this Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be liable to any other party to this Agreement for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes or other similar causes reasonably beyond its control.

11.10.	The Escrow Agent is authorized to comply with and obey all laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator. If the Escrow Agent so complies, it shall not be liable even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.
12.	Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and will be delivered by hand or telecopied or faxed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given on the earlier of (a) the date of actual receipt, or (b) five Business Days after being so mailed (two Business Days in the case of overnight courier service and after transmission in full with electronic confirmation of transmission, if delivered by facsimile transmission during recipient’s business hours). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 12:
          (a) if to the Stockholders’ Representative:
With a copy to:
Meitar, Liquornik, Geva & Leshem, Brandwein
16 Abba Hillel Silver Road
Ramat-Gan 52506, Israel
Attn: David Glatt
Fax: 972-3-610-3111

9

          (b) if to Acquiror:
RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attn: General Counsel
Fax: 781-515-5450
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Hal J. Leibowitz, Esq.
Fax: 617-526-5000
          (c) If to the Escrow Agent:
Boston Trust & Investment Management Company
One Beacon Street
Boston, MA 02108
Attn: David Drollett
Fax: (617) 227-3664
Telephone: (617) 726-7261
13.	Governing Law; Consent to Jurisdiction.
13.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Massachusetts State court, or Federal court of the United States of America, sitting within the Commonwealth of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Massachusetts State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Massachusetts State or Federal court and (iv) waives, to the

10

fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Massachusetts State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 12. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

13.2.	EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2.
14.	Stockholder’s Representative. The Sellers have, either by virtue of their approval of the Purchase Agreement or through their acceptance of Merger Consideration pursuant to the Purchase Agreement, consented to: (a) the appointment of the Stockholders’ Representative as representative of the Sellers for all purposes of the Purchase Agreement and this Agreement, including, without limitation, full power and authority on behalf of the Sellers to: (i) take all actions necessary in connection with the post-closing implementation of this Agreement and related agreements; (ii) negotiate, settle, compromise and otherwise handle all claims for indemnification made by an Acquiror pursuant to this Agreement; (iii) enter into this Agreement and to act

11

pursuant hereto; and (iv) enter into a waiver or amendment of this Agreement; subject to those limitations set forth in the Purchase Agreement; (b) the establishment of this escrow to secure the Sellers’ indemnification obligations under Article VII of the Purchase Agreement and to satisfy any post-closing adjustment obligations to the Acquiror pursuant to Sections 2.10 and 2.11 of the Purchase Agreement, all in the manner set forth herein; and (c) all of the other terms, conditions and limitations in this Agreement. Any expenses or costs of the Stockholders’ Representative hereunder shall be made out of the remaining Escrow Funds (if any) that would otherwise be paid to the Sellers under Section 4.6 hereof, with each Seller being deemed to participate in such expenses, on a pro rata basis, within three (3) Business Days following the Termination Date.
15.	Entire Agreement. This Agreement and the Purchase Agreement collectively constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement and the Purchase Agreement supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.
16.	Amendments. No amendment or modification of the terms of this Agreement shall be binding or effective unless expressed in writing and signed by each party hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
17.	Warranties. Each party executing this Agreement warrants its authority to execute this Agreement.
18.	Further Assurances. If at any time the Escrow Agent shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties shall execute and deliver any and all such agreements or other documents, and do all things necessary or appropriate to carry out fully the provisions hereof.
19.	Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. All signatures of the parties to this Agreement may be transmitted by facsimile and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
20.	Captions. The section captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
21.	Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to

12

which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
- Signature Page to Follow -

13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RSA SECURITY INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

Name: Andrew Zalasin
Title:

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY

By:

Name:
Title:
- Signature Page to Escrow Agreement -

14

Exhibit B
December                     , 2005
[addressee]
Ladies and Gentlemen,
          We have acted as special counsel to Cyota, Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of Powder Acquisition Corporation, a Delaware corporation (the “Sub”), with and into the Company, pursuant to that certain Agreement and Plan of Merger dated as of December                     , 2005 (the “Merger Agreement”) among the Company, the Sub and RSA Security Inc., a Delaware corporation. This opinion is delivered to you pursuant to Subsection 8.2(k) of the Merger Agreement. Except as otherwise defined herein, the capitalized terms used herein shall have the meanings set forth in the Merger Agreement.
          For purposes of this opinion, we have examined the following documents:
          (a) The certificate of incorporation of the Company, certified by an officer of the Company to be complete, true and correct and in effect immediately prior to the Effective Time (the “Certificate of Incorporation”);
          (b) The Bylaws of the Company, certified by an officer of the Company to be complete, true and correct and in effect immediately prior to the Effective Time (the “By-laws”);
          (c) The Certificate of Merger (the “Certificate of Merger”), filed with the Delaware Secretary of State on December                     , 2005;
          (d) An Officer’s certificate dated as of December                     , 2005 (the “Officer’s Certificate”), furnished by an officer of the Company, a copy of which is attached to this Opinion as Exhibit A ;
          (e) A Good Standing Certificate of the Company issued by the Delaware Secretary of State on December                     , 2005;

[addressee].
December                     , 2005

          (f) The written consents approving the Merger Agreement and the Merger of the (i) board of directors of the Company, and (ii) stockholders of the Company, as certified to us by the Secretary of the Company; and
          (g) The Merger Agreement, including the Company Disclosure Schedule.
          Additionally, we have made such examination of laws, of certificates of public officials and of officers of the Company, and corporate records of the Company, as we have deemed necessary to enable us to render the opinions set forth herein.
          We have assumed, with your permission, that the Merger Agreement (a) has been duly authorized by all parties thereto (other than the Company), (b) has been duly executed and delivered by all parties thereto (other than the Company), (c) constitutes a legal, valid and binding obligation of all parties thereto (other than the Company), enforceable against such parties in accordance with its terms, and (d) was executed in the form reviewed by us.
          For purposes of this opinion, we have not reviewed any court docket or any documents other than the (i) Company’s agreements listed on Exhibit “B” hereto (the “Material Agreements”) and (ii) documents listed under clauses (a) through (g) above (and the certificates of public officials, of officers of the Company and the corporate records mentioned above) (collectively with the Material Agreements, the “Documents”). In particular, we have not reviewed any document (other than the Documents) that is referred to in, or incorporated by reference into, the Documents. We have expressly assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather, as to factual matters, have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
          We have further assumed, (i) the genuineness of the signatures of persons signing the Merger Agreement on behalf of all parties; (ii) the genuineness of all signatures and the authenticity and completeness of all records, certificates, instruments and documents submitted to us as originals; (iii) the conformity to authentic originals of all records, certificates, instruments and documents submitted to us as certified, conformed, photostatic or facsimile copies thereof; (iv) that the Company’s stock ledger and corporate minute books reviewed by us are accurate and complete as of immediately prior to the Closing (the “Corporate Records”), and (v) that the Company records all stock issuance, transfers and retirements in its stock ledger.
          As to matters of fact relevant to the opinions hereinafter expressed, with your permission, we have assumed the accuracy and completeness of, and have relied upon the representations and warranties contained in the Merger Agreement and in the Officer’s Certificate.

[addressee].
December                     , 2005

          In expressing opinions based on our knowledge, the phrase “our knowledge” or words of similar meaning means that, in the course of our representation of the Company, no information has come to the attention of partners or associates of this firm who have performed legal services on behalf of the Company that would give them actual knowledge that any such opinions or other matters are not accurate or that any of the documents, certificates, reports and information upon which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.
          Our opinions expressed in paragraph 4 below, insofar as they relate to (i) the full payment for the outstanding shares of the Company’s capital stock, (ii) the issued and outstanding shares of capital stock of the Company and (iii) the due and valid issuance of all outstanding shares of capital stock of the Company, are based solely on a review of the Corporate Records as well as the Certificate of Incorporation, the By-laws and the Delaware General Corporation Law.
          Based upon the foregoing and subject to the exceptions, qualifications and limitations herein set forth, we are of the opinion that:
          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own its properties and to conduct its business as now conducted and as known to us.
          2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby.
          3. The execution, delivery and performance of the obligations of the Company under the Merger Agreement, do not violate (i) any provision of any Delaware state law, rule or regulation, or any United States Federal law, rule or regulation, known to us to be applicable to the Company (ii) any judgment, order, writ or decree of any governmental agency or body of the United States Federal Government or the State of Delaware known to us to be applicable to the Company, or (iii) any provision of the Company’s Certificate of Incorporation or By-laws.
          4. The authorized and outstanding capitalization of the Company immediately prior to the Effective Time is as follows:
               (i) Preferred Stock. 394,620,000 authorized shares of Preferred Stock, (the “Preferred Stock”), of which (a) 131,400,000 shares are designated Series A Preferred Stock, par value $0.002 per share, 130,605,910 of which are issued and outstanding of record immediately prior to the Closing; (b) 131,400,000 shares are designated Series AA Preferred Stock, par value $0.002 per share, none of which are issued and outstanding of record prior to the Effective Time; (c) 65,910,000 shares are designated Series B Preferred Stock, par

[addressee].
December                     , 2005

value $0.001 per share, 65,909,091 of which are issued and outstanding of record immediately prior to the Effective Time; and (d) 65,910,000 shares are designated Series BB Preferred Stock, par value $0.001 per share, none of which are issued and outstanding of record immediately prior to the Effective Time; and
               (ii) Common Stock. 273,000,000 authorized shares of Common Stock, par value $0.002 per share (the “Common Stock”), 19,752,318 of which are issued and outstanding of record immediately prior to Closing.
          All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, nonassessable and, to our knowledge, fully paid.
          5. Rights to Acquire Stock. Except as set forth in Section 4.3(b) of the Company Disclosure Schedule or as set forth in or contemplated by the Merger Agreement, to our knowledge, there exist no options, puts, call, contracts, warrants, conversion privileges or other rights (or agreements or commitments for any such rights) outstanding to purchase or otherwise obtain from the Company any of the Company’s securities.
          6. The execution and delivery by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate and stockholder action of the Company, and the Merger Agreement has been duly executed and delivered by the Company. The Merger Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company according to its terms.
          7. The execution, delivery and performance of the obligations of the Company under the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, (i) do not require any consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with, any Delaware governmental authority or agency on the part of the Company and (ii) do not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or requires any notice, consent or waiver (which has not been obtained) under, any Material Agreement.
          8. Upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under the Delaware General Corporation Law.
          9. To our knowledge, except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending against the Company or any Subsidiary before any court or governmental agency, nor, to our knowledge, has the Company or any Subsidiary received any written threat thereof, (i) that seeks either

[addressee].
December                    , 2005

damages in excess of $                     or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Merger Agreement.
          Our opinions are further limited, as they relate to enforceability of the agreements referred to therein, by (i) public policy considerations; (ii) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally, as well as awards by courts of relief in lieu of the remedy of specific performance of contractual provisions; and (iii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) as a court having jurisdiction may impose.
          No opinion is given as to:
          a. Any provision in the Merger Agreement that purports to:
               1. Define, waive or set standards for good faith, reasonableness, commercial reasonableness, fair dealing, diligence or the like;
               2. Provide the right to exercise remedies upon the happening of a non-material breach of the Merger Agreement (including material breaches of non-material provisions thereof) or govern the election of remedies or provide that remedies are cumulative;
               3. Release, exculpate or exempt a party from, or require indemnification of a party for, liability for its own action or inaction, negligence or intentional misconduct, or provide any indemnity or hold harmless to the extent such indemnity or hold harmless is, with respect to any activity, contrary to public policy;
               4. Require the payment or reimbursement of any fee, cost, expense or other item that is unreasonable in nature or amount;
               5. Specify a means for service of process, select venue or consent to personal jurisdiction; or
               6. Amend or terminate any agreement or undertaking by the Company without the consent of all other parties thereto.
               b. The effect of (i) any voting agreement by the Company’s stockholders approving the Merger contemplated by the Merger Agreement, or (ii) any of the following provision in the Merger Agreement:
               1. Any provision which operates to control or restrict communication by the Company’s board of directors to the Company’s stockholders; or

[addressee].
December                     , 2005

               2. Article VII (Indemnification), with respect to Company shareholders who do not vote in favor of the Merger.
          We express no opinion herein as to the laws of any jurisdiction except the United States Federal and Delaware State laws (excluding any tax laws, fraudulent conveyance laws, fraudulent transfer laws and securities laws, and rules, regulations and orders thereunder, and further excluding judicial decisions to the extent that they deal with any of the foregoing). This opinion is given as of the date hereof and is based upon present laws and reported court decisions as they exist and are construed as of the date hereof.
          We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. This opinion is rendered only to the addressee set forth above and is solely for the benefit of such addressee. This opinion may not be quoted to or relied upon by any other person or entity without the express prior written consent of a partner of this firm.

Very truly yours,

[addressee].
December                     , 2005

EXHIBIT A – OFFICERS CERTIFICATE
[To be provided to Acquiror for its review and approval.]

[addressee].
December                     , 2005

EXHIBIT B – MATERIAL AGREEMENTS
[List to be provided by the Acquiror.]

Exhibit C
Israel Opinions
1.	Cyota Israel Ltd. (“Cyota Israel”) is a company duly organized as a limited company and validly existing under Israeli law.
2.	Cyota Israel is a wholly-owned subsidiary of the Company. All of the issued and outstanding share capital Cyota Israel is owned beneficially and of record by the Company, and has been duly authorized and validly issued, is fully paid and nonassessable and was not issued in violation of any preemptive or similar rights created by statute, organizational documents or, to our knowledge, any agreement to which Cyota Israel or the Company is a party. To our knowledge and except as set forth in the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the share capital of Cyota Israel.
3.	To our knowledge, without having made any search of the public docket records of any court, governmental agency or body, or administrative agency, there are no outstanding judgments, actions, suits or legal proceedings pending against Cyota Israel before any governmental authority of Israel with respect to the Merger Agreement, or the transactions contemplated thereby, and based on a review of an extract of the Companies Registrar relating to Cyota Israel, there is no petition, order or resolution for the winding up or liquidation of Cyota Israel nor any petition for, or appointment of a liquidator, receiver or administrator with respect to Cyota Israel or any of its assets.
4.	Cyota Israel has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business.